Filed Pursuant to Rule 424(b)(5)

Registration No. 333-188395

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.950% Senior Notes due 2023	$600,000,000	$81,840

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 7, 2013)

Perrigo Company

$ 600,000,000 2.950% NOTES DUE MAY 15 , 2023

Perrigo Company is offering $600,000,000 of our 2.950% notes due May 15, 2023 (the “notes”). The notes will bear interest at a rate of 2.950% per annum. We will pay interest on the notes semi-annually on May 15 and November 15 beginning November 15, 2013. The notes will mature on May 15, 2023.

We may redeem some or all of the notes at any time at the applicable redemption price described under “Description of the Notes—Optional Redemption.” The notes are our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. There is no sinking fund for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount	Proceeds to Perrigo (before expenses)
Per note	99.485%	0.650%	98.835%
Total	$596,910,000	$3,900,000	$593,010,000

(1)	Plus accrued interest, if any, from May 16, 2013, if settlement occurs after that date.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about May 16 , 2013 only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking S.A.

Joint Book-Running Managers

Morgan Stanley    BofA Merrill Lynch    Wells Fargo Securities    J.P. Morgan

Senior Co-Manager

HSBC

Co-Managers

Fifth Third Securities, Inc.	Hapoalim Securities	PNC Capital Markets LLC
RBS	US Bancorp	Comerica Securities

May 9, 2013.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” on page 14 of the accompanying prospectus.

In this prospectus supplement, except as otherwise indicated or unless the context otherwise requires, “Perrigo”, “the Company”, “we”, “us” and “our” refer to Perrigo Company and its consolidated subsidiaries. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

The Company’s fiscal year is a 52- or 53-week period, which ends the Saturday on or about June 30. An extra week is required approximately every six years in order to re-align the Company’s fiscal reporting dates with the actual calendar months. This extra week occurred in the Company’s second quarter of fiscal 2012. Fiscal 2013 is a 52-week year and included 39 weeks of operations in the year-to-date results. Fiscal 2012 was a 53-week year and included 40 weeks of operations in the year-to-date results. In the event that the Company has discontinued operations or changes to purchase accounting during the measurement period for business combinations, prior year financial statements are adjusted accordingly to conform with current financial reporting requirements.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or a solicitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompany prospectus and any documents we incorporate by reference herein or therein and oral statements made from time to time by us may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this prospectus supplement, the accompanying prospectus and any documents we incorporate by reference herein or therein, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. One should carefully evaluate such forward-looking statements in light of factors, including risk factors, described under “Risk Factors” below and in the documents incorporated herein by reference in which we discuss in more detail various important factors that could cause actual results to differ from expected or historic results. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this prospectus supplement are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Our Company

Perrigo Company, established in 1887, is a leading global healthcare supplier that develops, manufactures and distributes over-the-counter (“OTC”) and generic prescription (“Rx”) pharmaceuticals, infant formulas, nutritional products and active pharmaceutical ingredients (“API”). The Company’s mission is to offer uncompromised “quality, affordable healthcare products,” and it does so across a wide variety of product categories primarily in the United States (“U.S.”), United Kingdom, Mexico, Israel and Australia, as well as certain other markets throughout the world, including Canada, China and Latin America. The Company is the world’s largest store brand manufacturer of OTC pharmaceutical products and infant formulas.

The Company has four reportable segments, aligned primarily by type of product: Consumer Healthcare, Nutritionals, Rx Pharmaceuticals and API.

•

Consumer Healthcare: The Consumer Healthcare segment is the world’s largest store brand manufacturer of OTC pharmaceutical products. This reportable segment markets a broad line of products that are comparable in quality and effectiveness to national brand products. Major product categories include analgesics, cough/cold/allergy/sinus, gastrointestinal and smoking cessation, and secondary product categories include feminine hygiene, diabetes care and dermatological care. In addition, the recent acquisition of Sergeant’s Pet Care Products, Inc. (“Sergeant’s”) and Velcera Inc. (“Velcera”), expanded the Company’s product portfolio into the pet healthcare category.

•

Nutritionals: The Nutritionals segment develops, manufactures, markets and distributes store brand infant and toddler formula products, infant and toddler foods, vitamin, mineral and dietary supplement products, and oral electrolyte solution products to retailers, distributors and consumers primarily in the U.S., Canada, Mexico and China. Similar to the Consumer Healthcare segment, this business markets store brand products that are comparable in quality and formulation to the national brand products.

•

Rx Pharmaceuticals: The Rx Pharmaceuticals segment develops, manufactures and markets a portfolio of generic prescription drugs for the U.S. market. The Company defines this portfolio as predominantly “extended topical” and specialty as it encompasses a broad array of topical dosage forms such as creams, ointments, lotions, gels, shampoos, foams, suppositories, sprays, liquids, suspensions, solutions and powders. The portfolio also includes select controlled substances, injectables, hormones, oral liquids and oral solid dosage forms.

•

API: The Company develops, manufactures and markets API used worldwide by the generic drug industry and branded pharmaceutical companies. Certain of these ingredients are used in its own pharmaceutical products. The API business identifies APIs that will be critical to its pharmaceutical customers’ future product launches and then works closely with these customers on the development processes.

In addition, the Company has an Other category that consists of the Israel Pharmaceutical and Diagnostic Products operating segment, which does not individually meet the quantitative thresholds required to be a separately reportable segment.

Perrigo Company was incorporated in the State of Michigan in 1988. Our principal executive offices are located at 515 Eastern Avenue, Allegan, Michigan 49010. Our telephone number is (269) 673-8451 and our website is www.perrigo.com. Information contained in or accessible through our website is not part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the notes.

Issuer	Perrigo Company

Securities Offered	$600,000,000 aggregate principal amount of our 2.950% Notes due 2023.

Maturity Date	The notes will mature on May 15, 2023.

Interest Rate	The notes will bear interest at a rate of 2.950% per annum.

Interest Payment Dates	We will pay interest on the notes on May 15 and November 15 of each year, beginning on November 15, 2013.

Ranking	The notes will be unsecured and unsubordinated obligations of ours and will (i) rank equally in right of payment with all our other unsecured and unsubordinated indebtedness from time to time outstanding; (ii) be effectively subordinated in right of payment to all existing and future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness; and (iii) be structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries, to the extent of the assets of such subsidiaries.

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time at the applicable redemption price described under “Description of the Notes—Optional Redemption.”

Change of Control	If a change of control triggering event as described under the heading “Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event” occurs, we may be required to offer to purchase the notes from the holders at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the repurchase date.

Covenants	The indenture governing the notes will contain certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See “Description of the Notes—Covenants.” Other than as described above, the provisions of the indenture will not afford holders of the notes protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction that may adversely affect such holders.

Use of Proceeds	The net proceeds from the sale of the notes will be used for general corporate purposes.

Denominations	The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Form of Notes	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, the Euroclear System (“Euroclear”), or Clearstream Banking, S.A. (“Clearstream”).

Further Issuances	We may, without the consent of existing holders, increase the principal amount of the notes by issuing more notes in the future, on the same terms and conditions (other than the issue date, the price to the public and, if applicable, the first interest payment date) and with the same CUSIP number (unless the additional notes of a series are not fungible for U.S. federal income tax purposes with such series), in each case, as the notes being offered by this prospectus supplement. We do not plan to inform the existing holders if we re-open this series of notes to issue and sell additional notes of this series in the future. Additional notes issued in this manner will be consolidated with and will form a single series with the series of notes being offered hereby.

Risk Factors	You should consider carefully all the information set forth in and incorporated by reference into this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, as well as the other information contained or incorporated herein by reference, before investing in any of the notes offered hereby.

Governing Law	The indenture will provide that New York law shall govern any action regarding the notes brought pursuant to the indenture.

Trustee	Wells Fargo Bank, National Association.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial data as of and for the periods indicated. The statements of operations for the years ended June 30, 2012, June 25, 2011 and June 26, 2010 and the balance sheet data as of June 30, 2012 and June 25, 2011 have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2012 filed with the SEC, which is incorporated herein by reference. The statements of operations for each of the nine-month periods ended March 30, 2013 and March 31, 2012 and the balance sheet data as of March 30, 2013 have been derived from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013 filed with the SEC, which is incorporated herein by reference. In the opinion of management, our unaudited summary consolidated financial data reflect all adjustments (consisting of normal recurring accruals and other adjustments) considered necessary for a fair presentation. Interim results are not necessarily indicative of results of operations for a full fiscal year. You should read the following table in conjunction with our audited consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended June 30, 2012 and our unaudited consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013.

	Fiscal Year Ended			Nine Months Ended
	June 30, 2012(1)	June 25, 2011	June 26, 2010(2)(3)	March 30, 2013(4)	March 31, 2012
				(Unaudited)
	(in thousands, except per share amounts)
Statement of Income Data:
Net sales	$3,173,249	$2,755,029	$2,268,150	$2,572,594	$2,341,482
Cost of sales	2,077,651	1,810,159	1,521,917	1,648,799	1,539,755

Gross profit	1,095,598	944,870	746,233	923,795	801,727

Operating expenses
Distribution	39,122	34,684	28,322	35,035	29,540
Research and development	105,774	89,250	83,515	84,244	78,736
Selling and administration	372,721	329,698	269,974	305,480	278,080

Subtotal	517,617	453,632	381,811	424,795	386,356

Write-off of in-process research and development	—	—	19,000	—	—
Restructuring	8,755	1,033	9,523	—	7,081

Total	526,372	454,665	410,334	424,795	393,437

Operating income	569,226	490,205	335,899	499,036	408,290
Interest, net	60,736	42,312	28,415	47,237	44,862
Other (income) expenses, net	(3,499)	(2,661)	(1,165)	855	(4,221)
Losses on sales of investments	—	—	—	4,657	—

Income from continuing operations before income taxes	511,989	450,554	308,649	446,287	367,649
Income tax expense	119,015	109,996	84,215	122,828	81,725

Income from continuing operations	392,974	340,558	224,434	323,459	285,924
Income (loss) from discontinued operations, net of tax	8,639	(1,361)	(635)	—	—

Net income	$401,613	$339,197	$223,799	$323,459	$285,924

Basic earnings from continuing operations per share	$4.22	$3.69	$2.46	$3.45	$3.07
Diluted earnings from continuing operations per share	$4.18	$3.64	$2.42	$3.42	$3.04
Basic earnings per share	$4.31	$3.67	$2.45	$3.45	$3.07
Diluted earnings per share	$4.27	$3.63	$2.41	$3.42	$3.04
Weighted average shares outstanding:
Basic	93,219	92,313	91,399	93,833	93,152
Diluted	94,052	93,529	92,845	94,443	94,028
Dividends declared per share	$0.3100	$0.2725	$0.2425	$0.2600	$0.2300

(1)	Includes the results of operations for Paddock Laboratories, Inc., which we acquired on July 26, 2011, and CanAm Care, LLC, which we acquired on January 6, 2012.
(2)	Financial data has been retrospectively adjusted due to the voluntary change in accounting principle to eliminate a one-month reporting lag for the Company’s foreign subsidiaries. See Note 1 of the notes to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2012 incorporated by reference herein for additional information regarding the voluntary change in accounting principle.
(3)	Includes the results of operations for Orion Laboratories Pty Ltd., which we acquired on March 8, 2010, and PBM Holdings, Inc., which we acquired on April 30, 2010.
(4)	Includes the results of operations for Sergeant’s, which we acquired on October 1, 2012, and Rosemont Pharmaceuticals Ltd., which we acquired on February 11, 2013.

	As of
	June 30,	June 25,	March 30,
	2012	2011	2013
	(in thousands)
			(Unaudited)
Balance Sheet Data
Cash, cash equivalents, and current portion of investment securities	$602,489	$310,104	$300,827
Other current assets	1,193,432	1,067,189	1,396,801
Total assets	4,024,047	3,189,221	4,495,888
Long-term debt, less current portion	1,329,235	875,000	1,331,684
Shareholders’ equity	1,852,645	1,530,987	2,225,328

RISK FACTORS

An investment in the notes involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the following discussion of risks before deciding whether an investment in the notes is suitable for you.

Risks Related to the Notes

The notes will not be secured by any of the Company’s assets or guaranteed by any of its subsidiaries and will be effectively junior to any secured indebtedness the Company may incur and structurally junior to indebtedness of its subsidiaries.

The notes will be the Company’s general unsecured obligations ranking effectively junior in right of payment to all of the Company’s existing and future secured debt to the extent of the value of the assets securing such indebtedness. In the event that the Company is declared bankrupt, becomes insolvent or is liquidated or reorganized, creditors whose debt is secured by the Company’s assets will be entitled to the remedies available to secured holders under applicable laws with respect to such assets, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to notes. In any of the foregoing events, the Company cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of the Company’s secured indebtedness. In connection with this offering, the Company expects that the security obligations with respect to the Company’s credit agreement and the Company’s existing senior notes will be released and those debt instruments will become the Company’s unsecured obligations. After giving effect to this offering and such releases, as of March 30, 2013, the Company would have had approximately $3.0 million of secured indebtedness outstanding. The Company may incur additional secured indebtedness in the future.

In addition, the notes will not be guaranteed by any of the Company’s subsidiaries, and, therefore, the notes will be structurally subordinated to all existing and future secured and unsecured indebtedness and other liabilities of the Company’s subsidiaries, including trade payables. As of March 30, 2013, the Company’s subsidiaries had outstanding indebtedness of approximately $9.5 million (excluding trade payables). The terms of the notes do not preclude the Company’s subsidiaries from incurring additional indebtedness in the future.

The Company has financial and operating restrictions in its debt instruments that may have an adverse effect on their operations.

Agreements governing the Company’s existing indebtedness contain covenants that limit its ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, including dividend payments, and to sell or otherwise dispose of assets and merge or consolidate with other entities. The Company’s credit facility also requires it to meet certain financial ratios. Agreements the Company enters into in the future governing indebtedness could also contain significant financial and operating restrictions. A failure to comply with the obligations contained in the Company’s current or future credit facilities or indentures could result in an event of default or an acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. The Company cannot be certain that it would have, or be able to obtain, sufficient funds to make these accelerated payments.

The Company may not have the ability to raise the funds necessary to finance the offer to repurchase the notes upon a change of control triggering event.

Upon the occurrence of a change of control triggering event (as defined hereinafter), the Company will be required to offer to repurchase all outstanding notes at the purchase price described in this prospectus supplement. See “Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event.” The

Company cannot assure you that it will have sufficient funds available to make any required repurchases of the notes upon a change of control triggering event. In addition, the change of control that triggers the change of control triggering event may also result in a default under the Company’s credit agreement. Any failure to purchase tendered notes would constitute a default under the indenture for the notes. A default could result in the declaration of the principal and interest on all the notes and the Company’s other indebtedness to be due and payable.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•

require the Company to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that the Company experiences significant adverse changes in its financial condition or results of operations;

•	limit the Company’s subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	limit the Company’s ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit the Company’s ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict the Company’s subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to the Company’s equity interests in its subsidiaries;

•	restrict the Company’s ability to repurchase or prepay its securities; or

•	restrict the Company’s ability to make investments or to repurchase or pay dividends or make other payments in respect of its common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change in control. The Company could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect its capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Redemption may adversely affect your return on the notes.

The Company has the right to redeem some or all of the notes prior to maturity. The Company may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption price in a comparable security at an effective interest rate as high as that of the notes.

A liquid trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the notes on any securities exchange or for quotation on any automated dealer quotation system. Although the underwriters have informed the Company that they currently intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. The liquidity of any market for the notes will depend on the number of holders of the notes, the Company’s performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

A downgrade of the Company’s credit ratings could adversely impact your investment in the notes.

The Company is subject to periodic review by independent credit rating agencies. Increases in the level of the Company’s outstanding indebtedness, repurchases of the Company’s equity by the Company, or other events could cause the rating agencies to downgrade, place on negative watch or change their outlook on the Company’s debt credit rating generally and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect the Company’s cost of borrowing, limit its access to the capital markets or result in more restrictive covenants in future debt agreements.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes reflect the rating agencies’ assessments of the Company’s ability to make payments on the notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

You may not be able to determine when a change of control triggering event has occurred and may not be able to require the Company to purchase notes as a result of a change in the composition of the directors on its board.

The definition of change of control, which is a condition precedent to a change of control triggering event, includes a phrase relating to the sale, transfer, or conveyance of “all or substantially all” of the Company’s assets and the assets of its subsidiaries taken as a whole. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require the Company to repurchase your notes as a result of a sale, transfer, or conveyance of less than all of its assets to another individual, group or entity may be uncertain.

In addition, a Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. It is unclear whether such an action would be possible under Michigan law. Accordingly, you may not be able to require the Company to purchase your notes as a result of a change in the composition of the directors on the Company’s board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in an indenture, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision was found unenforceable by a Michigan court, you would not be able to require the Company to purchase your notes upon a change of control resulting from a change in the composition of the Company’s board.

Risks Related to our Business

The Company operates in a highly regulated industry. An inability to meet current or future regulatory requirements could have a material adverse effect on the Company’s business, financial position and operating results.

Several U.S. and foreign agencies regulate the manufacturing, processing, formulation, packaging, labeling, testing, storing, distribution, advertising and sale of the Company’s products. Various state and local agencies also regulate these activities. In addition, the Company manufactures and markets certain of its products in accordance with the guidelines established by voluntary standards organizations. Should the Company or one of its third-party service providers used in the development or commercialization of products fail to adequately conform to these regulations and guidelines, there may be a material adverse impact on the operating results of the Company. Packaging, labeling or marketing changes mandated by the U.S. Food and Drug Administration

(the “FDA”) or state and local agencies can have a material adverse impact on the results of operations of the Company. In particular, California has enacted legislation that requires development of an electronic pedigree to track and trace each prescription drug at the saleable unit level through the distribution system. California’s electronic pedigree requirement is scheduled to take effect in January 2015. Compliance with California and future federal or state electronic pedigree requirements may increase the Company’s operational expenses and impose significant administrative burdens.

Required changes could also be related to safety or efficacy issues. Similarly, the failure by the Company or one of its suppliers to comply with manufacturing, quality and testing guidelines and regulations could have a significant adverse impact on the Company’s operating results. There is also the risk that the FDA could require the Company to audit or repeat prior bioequivalence or clinical studies or the FDA could change or withdraw the approval governing such products, which could have a material adverse impact on the results of the Company’s operations. The Company believes that it generally has a good relationship with the FDA, which it intends to maintain. If these relationships should deteriorate, however, the Company’s ability to bring new and current products to market could be impeded.

All U.S. facilities where Rx and OTC drugs are manufactured, tested, packaged, stored or distributed must comply with FDA “Current Good Manufacturing Practices (“cGMPs”). All of the Company’s Abbreviated New Drug Application (“ANDA”), New Drug Application (“NDA”) and OTC drug products are manufactured, tested, packaged, stored and distributed according to cGMP regulations. All facilities where dietary supplements are manufactured, tested, packaged, stored or distributed must comply with the FDA Good Manufacturing Practice regulations for dietary supplements. The FDA performs periodic audits to ensure that the Company’s facilities remain in compliance with all applicable regulations. Typically, after the FDA completes its inspection, it may or may not issue the Company a report on Form 483, containing the FDA’s observations of possible violations of cGMP. These violations can range from minor to severe in nature. The degree of severity of the violation is generally determined by the time necessary to remediate the cGMP violation, and any adverse consequences for the consumer of the Company’s drug products. If the deficiency observations are determined to be severe, the FDA may elect to issue a warning letter to the Company. FDA guidelines specify that a warning letter be issued only for violations of “regulatory significance” for which the failure to adequately and promptly achieve correction may be expected to result in further enforcement action. In addition to making its concerns public, the FDA could impose sanctions including, among others, fines, product recalls, total or partial suspension of production and/or distribution, suspension of the FDA’s review of product applications, injunctions and civil or criminal prosecution. These enforcement actions, if imposed, could have a material adverse effect on the Company’s operating results and financial condition. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Although the Company has internal compliance programs in place that it believes are adequate, the FDA may conclude that these programs do not meet regulatory standards. If compliance is deemed deficient in any significant way, it could have a material adverse effect on the Company’s business.

The FDA’s policy regarding the award of a 180-day market exclusivity period to generic manufacturers who successfully challenge patents relating to specific products continues to be the subject of extensive litigation in the U.S. The FDA’s current interpretation of Hatch-Waxman Amendments to the Federal Food, Drug and Cosmetic Act (“Hatch-Waxman”) is to award 180 days of exclusivity to the first generic manufacturer who files a successful Paragraph IV certification under Hatch-Waxman challenging the patent(s) of the branded product, regardless of whether the manufacturer was sued for patent infringement. Although the FDA’s interpretation may benefit some of the products in the Company’s pipeline, it may adversely affect others. The Medicare Prescription Drug Improvement and Modernization Act of 2003 provides that the 180-day market exclusivity period provided under Hatch-Waxman is triggered by the commercial marketing of the product. However, the Medicare Prescription Drug Act also contains forfeiture provisions which, if met, will deprive the first Paragraph IV filer of exclusivity. Additionally, the manufacturer of the branded product may launch a generic version of its own drug, known as an authorized generic. Under certain circumstances, the Company may not be able to fully exploit its 180-day exclusivity period resulting from it being the first filer.

Under the Food and Drug Administration Amendments Act of 2007, the FDA has the power to restrict medications that raise serious safety concerns. This law requires, and provides funding for, the FDA to monitor drugs after they go on the market. In addition, this law requires companies to make public the results of many of their studies. Under this law, the FDA has the authority to require new studies, limit distribution or order label changes. Because of this law, the Company’s ability to bring new and current products to market could be impeded, which could have a negative material impact on the Company’s financial position or results of operations.

The Company’s prescription drug products that are marketed without approved applications must meet certain manufacturing and labeling standards established by the FDA. The FDA’s policy with respect to the continued marketing of unapproved products is stated in the FDA’s September 2011 compliance policy guide, titled “Marketed New Drugs without Approved NDAs or ANDAs.” Under this policy, the FDA has stated that it will follow a risk-based approach with regard to enforcement against such unapproved products. The FDA evaluates whether to initiate enforcement action on a case-by-case basis, but gives higher priority to enforcement action against products in certain categories, such as those marketed as unapproved drugs with potential safety risks or that lack evidence of effectiveness. The FDA recognizes that certain unapproved products, based on the introduction date of their active ingredients and the lack of safety concerns, among other things, have been marketed for many years and, at this time, might not be subject to immediate enforcement action. The Company believes that so long as it complies with applicable manufacturing and labeling standards, it will be in compliance with the FDA’s current enforcement policy. There can be no assurance that the FDA will continue this policy or not take a contrary position with any individual product or group of products. If the FDA were to take a contrary position, the Company may be required to seek FDA approval for these products or withdraw such products from the market. For fiscal 2012, the Company’s annual sales for such unapproved products were approximately $40.0 million.

The Nonprescription Drug Advisory Committee met in December 2007 to discuss the efficacy of phenylephrine, an active ingredient used in various cough and cold products as a nasal decongestant. The advisory committee vote recommended that available data “is supportive” of the efficacy of phenylephrine at 10 milligrams. In addition, the advisory committee recommended additional evidence to support the efficacy of a 10 milligram dose of phenylephrine. The recommendations by the advisory committee are not binding on the FDA. It is not known at this time what, if any, further action the FDA or industry will take in response to recommendations of the advisory committee. In fiscal 2012, products containing phenylephrine generated revenues of approximately $101.0 million. Certain actions by the FDA, such as mandating label and packaging changes, could have an adverse effect on the operating results of the Company.

In October 2007, the FDA convened a joint meeting of the Pediatric and Nonprescription Drugs Advisory committees to discuss the safety and efficacy of OTC cough and cold products for use in children. The advisory committees recommended that these products no longer be used in children under the age of six. On October 8, 2008, the FDA issued a statement supporting the voluntary action of the Consumer Healthcare Product Association (“CHPA”), of which the Company is a member, to modify product labels for consumers of OTC cough and cold medicines to state “do not use” in children under four years of age. The Company completed the CHPA recommended revisions to all OTC cough and cold products in April 2010. The FDA has not issued any further guidance about the labeling of OTC cough and cold medicines in children two years of age and older. Sales of the Company’s pediatric cough and cold products could be adversely affected by recommendations resulting from this review.

The Company’s activities with respect to its infant formula products also may be subject to barriers or sanctions imposed by countries or international organizations limiting international trade and dictating the specific content of infant formula products. In addition, regulatory changes or decisions that restrict the manufacture, labeling and availability of the Company’s infant formula products could affect the Company’s results of operations. For example, certain governmental agencies, non-governmental organizations and consumer advocates have lobbied against the marketing and sale of some infant formula products. These efforts could result in increased regulatory restrictions or enforcement. The U.S. government will likely continue to enhance its regulations on the industry aimed to ensure the safety and quality of dairy products, including, but not limited to, compulsory batch-by-batch inspection and testing for additional safety and quality issues. Such inspections and testing may increase the Company’s operating costs related to its infant formula products.

The Company manufactures products that are safe and effective when used in accordance with label directions; however, certain products contain ingredients that can be used for improper purposes. Additional legislation or regulation may be enacted to mitigate improper uses of these ingredients, which could have an adverse impact on the Company’s sales of such products and resulting income.

Acetaminophen – The Company manufactures several products that contain the active ingredient acetaminophen, which is indicated as an analgesic. In June 2009, the FDA held a public advisory committee meeting to discuss how to address the potential for liver injury related to the risk of overdose of acetaminophen in both OTC and Rx products. The FDA expressly stated that the risk of developing liver injury to the individual patient who uses the drug according to directions is extremely low and that it is not seeking to remove acetaminophen from the market. However, due to the extensive use of acetaminophen-containing products, the FDA sought guidance from several advisory committees regarding measures to reduce the potential for liver injury associated with acetaminophen use. Measures discussed include, but were not limited to, reducing the maximum single-dose and daily-dose, reducing packaging sizes, and increasing consumer educational efforts regarding such products. At a May 2011 meeting of the FDA’s Nonprescription Drugs Advisory Committee and Pediatric Advisory Committee to review efforts to reduce medication errors around the use of single-ingredient pediatric acetaminophen, the FDA joint committees unanimously voted: (1) in support of the addition to the label of weight-based dosing for children ages two to twelve; (2) that the pharmacokinetic (“PK”), safety and efficacy data would be required to support the addition of new label directions for children six months to two years of age; and (3) that the new labeling for children six months to two years of age include the indication for fever reduction. The committees did not support an indication in labeling for children six months to two years of age for relief of pain; this indication is currently included for children over two years of age. The FDA is reviewing the input it received from the advisory committees and additional comments submitted through the docket. In fiscal 2012, products containing acetaminophen generated revenues of approximately $216.0 million for the Company. The Company cannot predict whether the FDA will adopt any recommendations of the advisory committees regarding the sale and use of acetaminophen or whether any such recommendations, if adopted by the FDA, would impact future revenues attributable to these products.

Pseudoephedrine – The Company produces a number of products that contain the active ingredient pseudoephedrine (“PSE”), which is indicated as a nasal decongestant. PSE has been under scrutiny as an ingredient illegally used to produce methamphetamine. To address this concern, legislation has been enacted at the federal level restricting the sales of PSE products (i.e., Combat Methamphetamine Epidemic Act) and authorizing the U.S. Drug Enforcement Administration (“DEA”) to place quotas on the amounts of PSE raw material that can be procured (i.e., the Controlled Substances Act). At the state level, a number of states have introduced or passed legislation placing additional restrictions on the sale of PSE products. In addition, the states of Oregon, Mississippi and Nevada have moved PSE products to Rx status; many localities have passed similar legislation and a few other states have considered moving PSE products to Rx status. Sales of PSE products could be adversely affected by action at the state or federal level to place additional restrictions on the sale of PSE products.

Dextromethorphan – The Company manufactures several products that contain the active ingredient dextromethorphan, which is indicated for cough suppression. Dextromethorphan has come under scrutiny because of its potential to be abused. Federal legislation has been introduced prohibiting the sale of products containing dextromethorphan to individuals under the age of 18 without a prescription. Similarly, California has passed legislation prohibiting the sale of dextromethorphan containing products to individuals under the age of 18 without a prescription. Other legislation placing age restrictions on the purchase of OTC products containing dextromethorphan was passed at the local level by Suffolk County, New York; Westchester County, New York; Nassau County, New York and by the City of Jerseyville, Illinois.

Legislation has been unsuccessfully introduced at the federal level over the past few sessions of Congress that, if enacted, generally would have prohibited the bulk sale of dextromethorphan and would have imposed a federal age limit of 18 years old in order to purchase finished products containing dextromethorphan. It is possible that any of the states or the federal government could introduce and pass legislation imposing additional or different restrictions on the sale of dextromethorphan in finished dosage form, such as requiring a minimum age to purchase product. The Company cannot predict whether any of the proposed legislation will be passed or, if it is passed, its impact on future revenues attributable to these products.

The FDA held a meeting of the Drug Safety and Risk Management Advisory Committee on September 14, 2010 to discuss the potential abuse of the drug dextromethorphan and the public health benefits and risks of dextromethorphan use as a cough suppressant in prescription and nonprescription drug products. In a 15-9 vote, an FDA advisory panel voted not to restrict dextromethorphan cough medications to prescription-only. It is possible that the FDA could still recommend in the future that dextromethorphan containing products be considered a scheduled substance, which would remove their status as an OTC product. The Company cannot predict the likelihood of such activity by the FDA or any adverse impact such activity it may have on the Company’s results of operations. In fiscal 2012, products containing dextromethorphan generated revenues of approximately $100.0 million.

The Company’s products are safe and effective when used in accordance with label directions. However, certain products contain ingredients that can be, and in some cases are, used for improper purposes. As previously discussed, pseudoephedrine and dextromethorphan are two of these ingredients, but others may exist. Increasingly, various efforts are employed by federal and state governments in an effort to curb this misuse, including the consideration of additional legislation or regulation that may result in further restrictive requirements for the manufacture or sale of products containing these ingredients. The Company cannot predict if or when any additional legislation or regulation will be passed and any adverse impact it may have on the Company’s results of operations.

Unfavorable publicity or consumer perception of the Company’s products and any similar products distributed by other companies could have a material adverse impact on the Company’s business.

The Company is dependent upon consumers’ perception of the safety and quality of its products. Negative consumer perception may arise from media reports, product liability claims, regulatory investigations or recalls, regardless of whether such media reports, claims, investigations or recalls involve the Company or its products. The mere publication of information asserting defects in products or ingredients could have a material adverse effect on the Company, regardless of whether such information is scientifically supported or concerns the Company’s products or the raw materials used in the Company’s products. For example, any major outbreak of any illness or disease in cows could lead to a serious loss of consumer confidence in, and demand for, dairy products, including the Company’s infant formula products. Adverse publicity about these types of concerns, whether valid or not, may negatively impact consumer perceptions and may discourage consumers from buying one or more of the Company’s products, such that the Company’s sales may decline and the Company may suffer losses in its business.

The Company may incur liabilities or experience negative reputational effects as a result of any real or perceived quality issues with the Company’s products. The Company’s products involve risks such as product contamination, spoilage, mislabeling and tampering that could require the Company to recall one or more of its products. Serious product quality concerns could also result in governmental actions against the Company that, among other things, could result in the suspension of production or distribution of the Company’s products, product seizures, loss of certain licenses, delays in the issuance of governmental approvals for new products or other governmental penalties. Adverse publicity or negative public perception regarding the quality of the Company’s products, particular ingredients, or the industries in which the Company competes could result in a substantial decrease in demand for the Company’s products.

The Company cannot guarantee that counterfeiting, imitation, or other tampering with its products will not occur or that the Company will be able to detect and resolve it if it happens. Any occurrence of counterfeiting or contamination could negatively impact sales of the Company’s products, particularly if counterfeit or imitation products cause death or injury to consumers of those products.

Additionally, powdered infant formula products are not sterile. A substantial portion of the Company’s infant formula products must be prepared and maintained according to label instruction to retain their flavor and nutritional value and avoid contamination or deterioration. Depending on the product, a risk of contamination or deterioration may exist at each stage of the production cycle, including the purchase and delivery of raw materials, the processing and packaging of food products, and the use and handling by consumers, hospital personnel and health care professionals. In the event that certain of the Company’s infant formula products are found or alleged to have suffered contamination or deterioration, whether or not such products are under the Company’s control, the Company’s reputation and its infant formula product category could be materially adversely affected.

The Company’s infant formula product category is subject to changing consumer preferences and health and nutritional-related concerns. The Company’s results of operations depend, in part, on consumer preferences and choices, including the number of mothers who choose to use infant formula products rather than breastfeed their babies. To the extent that private, public and government sources may promote the benefits of breastfeeding over the use of infant formula, there could be a reduced demand for infant formula products, and the Company’s infant formula products business could be adversely affected. The Company’s infant formula product category may also be affected by medical research relating to the healthfulness of cow’s milk in the human diet. For example, adverse research may raise concerns about the fat, cholesterol, calorie, sodium and lactose content or contamination of dairy products, including infant formula. Any significant shift in consumer preference away from the use of infant formula may materially and adversely affect the results of operations of the Company’s infant formula product category. Additionally, the Company’s infant formula product category could be adversely impacted by an increase in the number of families that are provided with infant formula by the federal government through the Women, Infants and Children program, as the Company does not participate in this program.

The Company believes that growth in the nutritional products business is based largely on national media attention regarding scientific research suggesting potential health benefits from regular consumption of certain vitamin and other nutritional products. There can be no assurance of future favorable scientific results and media attention, or the absence of unfavorable or inconsistent findings. In the event of future unfavorable scientific results or media attention, the Company’s sales of nutritional products could be materially adversely impacted.

Federal and state health care reform may have an adverse effect on the Company’s financial condition and results of operations.

Increasing expenditures for health care have been the subject of considerable public attention in North America, Israel and many European countries. Both private and governmental entities are seeking ways to reduce or contain health care costs. In many countries where the Company currently operates, pharmaceutical prices are subject to regulation. In the U.S., numerous proposals that would effect changes in the U.S. health care system and the pharmaceutical industry have been introduced or proposed in Congress and in some state legislatures that could include, but not be limited to, intellectual property, regulatory, antitrust, drug pricing and product liability issues. Similar activities are taking place throughout Europe. As a result of governmental budgetary constraints, the Israel Ministry of Health and the major Israeli health funds have sought to further reduce healthcare costs by, among other things, applying continuous pressure to reduce pharmaceutical prices and inventory levels. The Company cannot predict the nature of the measures that may be adopted, how they will be interpreted by the courts or the administrative agencies charged with enforcing them or their impact on the marketing, pricing and demand for its products.

Federal law requires that a pharmaceutical manufacturer, as a condition of having federal funds being made available to the states for the manufacturer’s drugs under Medicaid and Medicare Part B, must enter into a rebate agreement with the federal government to pay rebates to state Medicaid programs for the manufacturer’s covered outpatient drugs that are dispensed to Medicaid beneficiaries and paid for by a state Medicaid program. The Centers for Medicare and Medicaid Services (“CMS”) is responsible for administering the Medicaid rebate agreements between the federal government and pharmaceutical manufacturers. Rebates are due on the utilization of Medicaid managed care organizations, as well as under fee-for-service arrangements.

The Company has a Medicaid rebate agreement in effect with the federal government. Federal and/or state governments have enacted and are expected to continue to enact measures aimed at reducing the cost of drugs to such governmental payers as well as the public, including health reform legislation enacted in 2010. Management cannot predict the nature of such measures or their impact on the Company’s profitability. Various states have in recent years also adopted supplemental drug rebate programs that are intended to provide the individual states with additional manufacturer rebates on Medicaid utilization over and above those required under a manufacturer’s federal Medicaid agreement. States also have created drug coverage and corresponding manufacturer rebate programs for non-Medicaid populations, known as state pharmaceutical assistance programs. These rebate programs are generally designed to mimic the federal drug rebate program in terms of how the manufacturer rebates are calculated. Although there are a number of supplemental and state pharmacy assistance rebate programs, for the Company they are insignificant in the aggregate compared to its Medicaid drug rebate obligations.

CMS rules require pharmaceutical companies to calculate and report the Average Manufacturer Price (“AMP”) to CMS on a monthly as well as a quarterly basis. In addition to using this information to calculate rebates, CMS is preparing to use AMP to calculate a type of federal ceiling on reimbursement rates for multiple source drugs to pharmacies under the Medicaid program, known as the federal upper limit (“FUL”). Prior to using AMP, CMS typically used pricing data from third party compendia, such as the Average Wholesaler Price (“AWP”) or Wholesaler Acquisition Cost (“WAC”), in the calculation of FULs. Health reform legislation enacted in 2010 amended the statutory definition of AMP and also amended the definition of “multiple source drug” in a manner that materially affects the calculation of FULs. CMS has begun posting draft AMP-based FUL reimbursement files on the CMS website that are calculated based on the requirements of the health reform legislation. Currently, the FUL reimbursement files are for review and comment only; however, CMS has announced that it plans to publish final FULs after a period of releasing them in draft format. CMS issued a proposed rule in February 2012 that provided guidance on the revised AMP definition and calculation of FULs but has not issued a final rule. Separately, under existing statutory authority granted by the Deficit Reduction Act of 2005, CMS has begun collecting retail survey price information from retail community pharmacies to generate publicly available pricing files. CMS expects that the pricing files will provide state Medicaid agencies with an array of covered outpatient drug prices concerning retail pharmacy acquisition costs and consumer purchase prices and that state agencies can use this information to compare their own reimbursement and pricing methodologies and rates to those derived from the surveys. CMS has begun posting drafts of this retail survey price information in the form of draft National Average Drug Acquisition Cost (NADAC) files, which reflect retail community pharmacy invoice costs, and National Average Retail Price (NARP) files, which reflect retail community pharmacy prices to consumers. Currently, the retail survey price information files are for review and comment only. The Company does not know how the new methodologies for calculating AMP and FULs or the retail survey price information will affect the Company’s pharmacy customers or to what extent these customers will seek to pass on any decrease in Medicaid reimbursements to the Company. The Company cannot predict how the sharing of weighted average monthly AMP data and retail survey prices may impact competition in the marketplace.

If the Company is unable to successfully obtain the necessary quota for controlled substances and List 1 chemicals, there is risk of delayed product launches or failure to meet commercial supply obligations. If the Company is unable to comply with regulatory requirements for controlled substances and List 1 chemicals, the DEA may take regulatory actions, resulting in temporary or permanent interruption of distribution, withdrawal of products from the market or other penalties.

Controlled substances and List 1 chemicals are subject to DEA regulation under the Controlled Substances Act. DEA quota requirements can limit the amount of controlled substance drug products a manufacturer may produce, the amount of API it may use to manufacture those products and the amount of controlled substance products a packager may package. If the Company is unable to successfully obtain the quota amounts, there is the risk of delayed launches or failure to meet commercial supply obligations. In addition, failure to comply with the above laws and requirements can result in enforcement action that could have a material adverse effect on the Company’s business, results of operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate proceedings to revoke those registrations. In certain circumstances, violations could result in criminal proceedings.

If the Company is unable to maintain adequately high levels of customer service over time, it may lose market share, and its business and operating results may be materially adversely affected.

The Company understands that maintaining high levels of customer service requires the Company to be able to deliver high quality products to its customers on a timely basis. From time to time, the Company may experience interruptions and challenges to its customer service levels due to a variety of factors that may arise. Recently, as some of the Company’s competitors have experienced production problems or have suspended production altogether, the Company has experienced significant increases in the volume of customer orders in certain product categories. Additionally, recent enhancements to the Company’s quality assurance systems constrained the pace of some of the Company’s production output for a limited period of time. If the Company is unable to maintain adequately high levels of customer service over time, due to these factors or otherwise, the Company may lose market share, and its business and operating results may be materially adversely affected.

The manufacturing of sterile, injectable products is highly exacting and complex, and if the Company’s suppliers encounter production problems, it could have an adverse effect on the Company’s business, results of operations and financial condition.

The Company distributes sterile, injectable products that are manufactured by third parties. The manufacture of sterile, injectable products is highly complex and exacting in part due to strict regulatory and safety requirements and standards that govern both the manufacture and packaging of these types of projects. Failure of the third-party manufacturers to maintain strict controls or non-adherence to procedures may result in product recalls and liability claims, which could adversely affect the Company’s results of operations and reputation.

If the Company cannot continue to rapidly develop, manufacture and market innovative products that meet customer requirements for performance, safety and cost effectiveness, it may lose market share and its revenues may be negatively impacted.

The Company’s future results of operations depend, to a significant degree, upon its ability to successfully commercialize additional OTC and generic prescription drugs and/or innovative pharmaceuticals, infant formulas and API. All pharmaceutical products must meet regulatory standards and/or receive regulatory approvals. The Company must prove that the OTC ANDA or NDA and generic prescription products are bioequivalent to their branded counterparts, which typically requires bioequivalency studies or even more extensive clinical trials to demonstrate efficacy of topical products. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Products currently under development, if and when fully developed and tested, may not perform as expected, may not pass required bioequivalence studies or may be the subject of intellectual property challenges, and necessary regulatory approvals may not be obtained in a timely manner, if at all, and the Company may not be able to successfully and profitably produce and market such products. Delays in any part of the process or the Company’s inability to obtain regulatory approval of its products (including products developed by others to which the Company has exclusive marketing rights) could adversely affect operating results by restricting or delaying its introduction of new products. Even upon the successful development of a product, the Company’s customer’s failure to launch a product could adversely affect operating results. The FDA could impose higher standards and additional requirements, such as requiring more supporting data and clinical data than previously required, in order to gain FDA clearance to launch new formulations in to the market. Continuous introductions of new products and product categories are critical to the Company’s business. Product margins may decline over time due to the products’ aging life cycles, changes in consumer choice or developments in drug delivery technology. Therefore, new product introductions are necessary for maintenance of the Company’s current financial condition, and if the Company fails to introduce and market new products, the effect on its financial results could be materially adverse.

The Company contracts with clinical research organizations (“CROs”) to conduct various studies that are used to support the Company’s new product development program. During the third quarter of fiscal 2013, certain of the CROs used by the Company began bankruptcy or receivership proceedings, including PRACS Institute, LLC; PRACS Institute Canada B.C. Ltd.; Comprehensive Clinical Development, Inc.; and their related entities. It is uncertain what, if any, impact these insolvency proceedings may have on the ability of those CROs to deliver their study results to the Company or on the Company’s ability to rely on research performed by those CROs. To the extent those CROs cannot deliver their study results to the Company or the Company cannot rely, in whole or in part, on the research conducted by those CROs, it may delay the launch of new products, which could have a material adverse impact on the Company’s future operating results.

The Company’s investment in research and development is expected to increase above recent levels due to the Company’s ongoing broadening of its OTC, ANDA or NDA, generic prescription and specialty API product portfolio, as well as several opportunities for new products that are switching from prescription to OTC status. The ability to attract scientists proficient in emerging delivery forms and/or contracting with a third party in order to generate new products of this type is a critical element of the Company’s long-term plans. Should the Company fail to attract qualified employees, successfully develop products in a timely manner, or enter into reasonable agreements with third parties, long-term sales growth and profit would be adversely impacted.

The Company’s quarterly results are impacted by a number of factors, some of which are beyond the control of management, that may result in significant quarter-to-quarter fluctuations in operating results.

The Company’s quarterly operating results depend on a variety of factors including, but not limited to, the severity, length and timing of the cough/cold/flu season, the timing of new product approvals and introductions by the Company and its competitors, price competition, changes in the regulatory environment, the magnitude and timing of research and development investments, changes in the levels of inventories maintained by the Company’s customers and the timing of retailer promotional programs. Accordingly, the Company may be subject to significant and unanticipated quarter-to-quarter fluctuations in its operating results.

The competitive markets the Company operates in could lead to reduced demand for its products in favor of its competitors’ products, which could negatively impact its sales, gross margin, and prospects.

The markets for OTC pharmaceutical, animal health, nutritional, infant formula, generic pharmaceutical and API products are highly competitive. Competition is based primarily on price, quality and assortment of products, customer service, marketing support and availability of new products. Competition also comes from national brand companies and branded pharmaceutical companies. That competition could be intensified should those companies lower prices or manufacture their own store brand or generic equivalent products. Due to the high degree of price competition, the Company has not always been able to fully pass on cost increases to its customers. The inability to pass on future cost increases, the impact of store brand competitors and the impact of national brand companies lowering prices of their products or operating in the store brand market could have a material adverse impact on financial results. In addition, since the Company sells its nutritional products through retail drug, supermarket and mass merchandise chains, it may experience increased competition in its nutritional products business through alternative channels such as health food stores, direct mail and direct sales as more consumers obtain products through these channels. The Company has evaluated, and will continue to evaluate, the products and product categories in which it does business. Future product line extensions, or deletions, could have a material impact on the Company’s financial position or results of operations.

Selling prices of generic drugs typically decline, sometimes dramatically, as competition intensifies due to additional companies receiving approvals for a given product or brands launching authorized generics. To the extent that the Company succeeds in being the first to market a generic version of a significant product, the Company’s sales and profit can be substantially increased in the period following the introduction of such product and prior to a competitor’s introduction of an equivalent product. The Company’s ability to sustain its sales and profitability on any product over time is dependent on both the number of new competitors for such product, some of whom may be significantly larger than the Company, and the timing of their approvals.

Certain competitors are choosing to consolidate in the generic pharmaceutical and nutritional industries. These consolidations may create larger companies with which the Company must compete and provide further pressure on prices, development activities or customer retention. The impact of future consolidation in the industry could have a material impact on the Company’s financial position or results of operations.

The Company’s API business is subject to increased competition from other manufacturers of API located in Europe and developing countries, such as India and China. Such competition may result in loss of API customers and/or decreased profitability in this business segment.

The Company’s success is dependent, in large part, on continued store brand growth, which is influenced by factors outside management’s control. There can be no assurance that store brand products will continue to grow and failure to achieve continued growth may adversely impact the Company’s sales and resulting financial condition.

The future growth of domestic store brand products will be influenced, in part, by general economic conditions, which can influence consumers to switch to and from store brand products, consumer perception and acceptance of the quality of the products available, the development of new products and/or product delivery forms, the market exclusivity periods awarded on Rx to OTC switch products and the ongoing or growing strength of the retailers’ brands in the market. The Company does not advertise like the national brand companies and thus is largely dependent on retailer promotional activities to drive sales volume and increase market share. Growth opportunities for the products in which the Company currently has a significant store brand market share (cough/cold/flu/allergy, analgesic, smoking cessation and gastrointestinal products) will be driven by the ability to offer new products to existing domestic customers. Branded pharmaceutical companies may use state and federal regulatory and legislative means to limit the availability of brand equivalent products. Should store brand growth be limited by any of these factors, there could be a significant adverse impact on the operating results of the Company.

Lack of availability of, or significant increases in the cost of, raw materials used in manufacturing the Company’s products could adversely impact its profit margins and operating results.

Affordable high quality raw materials and packaging components are essential to all of the Company’s business units due to the nature of the products the Company manufactures. Raw materials and packaging components are generally available from multiple suppliers. Supplies of certain raw materials, bulk tablets and finished goods purchased by the Company are limited, or are available from one or only a few suppliers. In these situations, increased prices, rationing and shortages can occur. In response to these problems the Company tries to identify alternative materials or suppliers for such raw materials, bulk tablets and finished goods. FDA requirements for products approved through the ANDA or NDA process could substantially lengthen the approval of an alternate material source. Certain material shortages and approval of alternate sources could adversely affect financial results. The rapid increase in cost of many raw materials from inflationary forces, such as increased energy costs, and the Company’s ability or inability to pass on these increases to its customers, could have a material impact on the Company’s financial results.

The Company maintains several single-source supplier relationships, either because alternative sources are not available or the relationship is advantageous due to regulatory, performance, quality, support, or price considerations. Unavailability or delivery delays of single-source components or products could adversely affect the Company’s ability to ship the related product in a timely manner. The effect of unavailability or delivery delays would be more severe if associated with the Company’s higher volume or more profitable products. Even where alternative sources of supply are available, qualifying the alternate suppliers and establishing reliable supplies could cost more or could result in delays and a loss of revenues. As a result, the loss of a single-source supplier could have a material adverse effect on the Company’s results of operations.

In addition, raw materials purchased from third parties, including those from foreign countries, may contain counterfeit ingredients or other adulterants. The Company maintains a strict program of verification and product testing throughout the ingredient sourcing and manufacturing process to identify potential counterfeit ingredients, adulterants and toxic substances. Nevertheless, discovery of previously unknown problems with the raw materials or product manufacturing processes or new data suggesting an unacceptable safety risk associated therewith, could result in a voluntary or mandatory withdrawal of the contaminated product from the marketplace, either temporarily or permanently. Any future recall or removal would result in additional costs to the Company, and may give rise to product liability litigation, either of which could have a material adverse effect on the operating results of the Company.

The Company’s infant formula products require certain key raw ingredients that are derived from raw milk, such as skim milk powder, whey protein powder and lactose. The Company’s supply of raw milk may be limited by the ability of individual dairy farmers and cooperatives to provide raw milk in the amount and quality necessary to meet the needs of the Company’s infant formula product category. Raw milk production is influenced by factors beyond the Company’s control, including: (1) seasonal factors, such as dairy cows producing more milk in temperate weather than hot or cold weather, and extended unseasonably hot or cold weather potentially leading to lower than expected supplies; (2) environmental factors, such as the volume and quality of milk produced by dairy cows being linked closely to the quality of nourishment provided by the surrounding environment; (3) governmental agricultural and environmental policy, such as government grants, subsidies, land provisions, technical assistance, and other agricultural and environmental policies having a direct effect on the viability of individual dairy farmers and dairy farmer cooperatives and the number of dairy cows and quantities of milk they are able to produce; and (4) global demand for milk and key ingredients derived from milk. The Company cannot guarantee that there will be sufficient supplies of these key ingredients derived from raw milk. Any disruption in the supply of these key ingredients derived from raw milk could adversely and materially impact the Company’s infant formula product category.

The Company’s products, and the raw materials used to make those products, generally have limited shelf lives. The Company’s inventory levels are based, in part, on expectations regarding future sales. The Company may experience build-ups in inventory if sales slow. Any significant shortfall in sales may result in higher inventory levels of raw materials and finished products, thereby increasing the risk of inventory spoilage and corresponding inventory write-downs and write-offs, which may materially and adversely affect the Company’s results of operations. Additionally, the FDA is beginning to scrutinize claims on infant formula labels. Labeling changes required for regulatory compliance could render packaging inventories obsolete. Cargo thefts and/or diversions and economically or maliciously motivated product tampering in store shelves may be experienced from time to time, causing unexpected shortages.

The costs, both financially and in regard to management attention, of combating legal proceedings could have an adverse impact on the Company’s business, financial condition and results of operations.

From time to time, the Company and/or its subsidiaries become involved in lawsuits arising from various commercial matters, including, but not limited to, competitive issues, contract issues, intellectual property matters, workers’ compensation, product liability, environmental remediation issues and state or federal regulatory issues. See the notes to our annual and quarterly consolidated financial statements incorporated herein. Litigation is unpredictable and can be costly. No assurance can be made that litigation will not have a material adverse effect on the Company’s financial position or results of operations in the future. Similarly, judicial decisions in proceedings to which the Company is not a party may result in the setting of legal precedent that could affect the future operation of the Company’s business. In addition, the Company may face environmental exposures including, for example, those relating to discharges from and materials handled as part of its operations, the remediation of soil and groundwater contaminated by hazardous substances or wastes, and the health and safety of its employees. While the Company does not have any material remediation liabilities currently outstanding, the Company may in the future face liability for the costs of investigation, removal or remediation of certain hazardous substances or petroleum products on, under, or in its currently or formerly owned property, or from a third party disposal facility that it may have used, without regard to whether the Company knew of, or caused, the presence of the contaminants. The actual or alleged presence of, or failure to remediate properly, these substances could have adverse effects, including, for example, substantial investigative or remedial obligations and limitations on the ability to sell or rent affected property or to borrow funds using affected property as collateral. There can be no assurance that environmental liabilities and costs will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company may also be subject to liability if its products violate or are alleged to violate applicable laws or regulations in the jurisdictions where such products are distributed or in the event that its products cause or are alleged to cause injury, illness, or death. The successful assertion of product liability claims against the Company could result in potentially significant monetary damages and diversion of management resources, and require the Company to make significant payments and incur substantial legal expenses. Even if a product liability or consumer fraud claim is unsuccessful, not merited, or not fully pursued, the Company may still incur substantial legal expenses defending against such a claim, and the Company’s reputation may suffer.

Court rulings limiting the application of Federal preemption may have an adverse effect on the Company’s operations as a result of a potential increase in litigation exposure.

On January 24, 2011, the U.S. Court of Appeals for the Ninth Circuit issued a decision in Gaeta v. Perrigo, reversing a lower court decision that the plaintiff’s state law causes of action were preempted by the Federal Food, Drug and Cosmetic Act (“FFDCA”) to the extent that they were based on an alleged lack of adequate warning. In its decision, the Ninth Circuit stated that it joined the Fifth and Eighth Circuits in concluding that the U.S. Supreme Court’s decision in Wyeth v. Levine, 129 S. Ct 1187 (2009) (concluding that the federal regulatory regime governing pharmaceuticals does not preempt state law failure-to-warn claims against brand name manufacturers) “extends with equal force to claims against generic manufacturers.” On June 10, 2011, the Company filed a Writ of Certioriari with the United States Supreme Court seeking an appeal of the Ninth Circuit’s ruling in the Gaeta case. Subsequently, the U.S. Supreme Court recently addressed the issue of whether state law failure-to-warn claims against generic prescription drug manufacturers—for failing to modify their labeling to include warnings that differ from the name-brand equivalent—are automatically preempted by the FDCA’s requirement that the label for a generic drug be the “same as” the label for the brand name counterpart in the following three cases from the Fifth and Eighth Circuits: Pliva v. Mensing, 09-993; Actavis v. Mensing, 09-1039; and Actavis v. DeMahy, 09-1501 (collectively, referred to as Pliva v. Mensing). These cases were consolidated for review. On June 23, 2011, in a 5-4 reversal of the decisions of the Fifth and Eighth Circuits, the U.S. Supreme Court issued its decision in Pliva v. Mensing and ruled that state-law tort claims against generic manufacturers were preempted because the federal statutes and federal regulations required the same warning label as that approved by the FDA for the brand-name drug. With the reversal of the decisions of the Fifth and Eighth Circuits, the Company and other manufacturers of generic pharmaceutical products (OTC and Rx) retain their ability to dismiss certain failure-to-warn claims based on federal preemption. Based on the U.S. Supreme Court’s recent decision in Pliva v. Mensing, which reversed the decisions on preemption that were relied upon by the Ninth Circuit, the U.S. Supreme Court remanded the case back to the Ninth Circuit to be decided consistent with the Court’s decision in Pliva v. Mensing. Upon remand, the Ninth Circuit affirmed the decision of the lower court that state law causes of action were preempted by the FFDCA.

Changes in tax laws or income tax rates could have a material adverse effect on the Company’s results of operations and the ability to utilize cash in tax efficient manner.

A number of factors may adversely impact the Company’s future effective tax rates, such as income tax rate changes by governments; the jurisdictions in which the Company’s profits are determined to be earned and taxed; changes in the valuation of the Company’s deferred tax assets and liabilities; adjustments to estimated taxes upon finalization of various tax returns; adjustments to the Company’s interpretation of transfer pricing standards, changes in available tax credits, grants and other incentives; changes in stock-based compensation expense; changes in tax laws or the interpretation of such tax laws (for example, proposals for fundamental U.S. international tax reform); changes in U.S. generally accepted accounting principles; expiration or the inability to renew tax rulings or tax holiday incentives; and the repatriation of non-U.S. earnings with respect to which the Company has not previously provided for U.S. taxes. A change in the Company’s effective tax rate due to any of these factors may adversely impact the Company’s future results from operations. Also, changes in tax laws could have a material adverse effect on the Company’s ability to utilize cash in a tax efficient manner.

Because the Company depends upon certain customers for a significant portion of its sales, the Company’s sales and income would be adversely affected by a disruption of its relationship with these customers or any material adverse change in these customers’ business.

The Company believes its primary customer base aligns with the concentration of large drug retailers in the current marketplace of the retail drug industry. Sales to the Company’s largest customer, Walmart, comprised approximately 20% of fiscal 2012 net sales. Should Walmart’s current relationship with the Company change adversely, the resulting loss of business could have a material adverse impact on the Company’s financial position and results of operations. In addition, while no other customer individually comprises more than 10% of total net sales, the Company does have other significant customers. If the Company’s relationship with one or more of these other customers, including the terms for doing business with the customers, changes significantly, it could have a material adverse impact on the Company’s financial position and results of operations.

Changes in supply relationships with the Company’s customers, such as alternate sources for products, withholding new product introductions and/or development of customer store brand programs, could have a material adverse impact on the Company’s financial position and results of operations.

Maintaining the supply relationships with the Company’s customers is critical to its success. If the Company is unable to deliver to expected customer service levels, customers may choose to assess penalties, obtain alternate sources for products, withhold new product introductions and/or end the relationship with the Company. The success in recent years of private label marketing programs has increased large retailers’ attention to the importance of their store brand programs, and as a result, many are dedicating significant resources to auditing supplier compliance with their quality, ethical and service standards. Customers may limit the level of product sourcing with the Company in protection of the customer’s own interests. Any or all of these factors could have a material adverse impact on the Company’s financial position and results of operations.

Retailer consolidation can increase the Company’s credit risk, which may adversely affect the Company’s financial position or results of operations.

Retailer consolidation continues to inherently increase the size of the Company’s customers. If a large customer should encounter financial difficulties, the Company’s exposure with respect to uncollectible receivables and unusable inventory, as well as the potential loss of future sales, could result in a material adverse impact on the Company’s financial position or results of operations.

Conditions in Israel affect the Company’s operations and may limit its ability to produce and sell its products.

The Company has significant manufacturing and research and development facilities in Israel. Political, economic and military conditions in Israel directly affect the Company’s operations, and the Company could be adversely affected by current or future hostilities involving Israel or a significant recession or downturn in the economic or financial condition of Israel.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel in recent years. These hostilities can adversely affect Israel’s relationship with a number of countries in the region and elsewhere, as well as its relationship with international organizations.

While none of the Company’s facilities in Israel have been directly affected by hostile operations, there can be no assurance that a further escalation of hostilities will not impact the Company’s facilities. Furthermore, the Company’s employees in Israel include members of the Israeli military reserves, some of whom have been called up for active duty. If a significant number of the Company’s employees in Israel are called up for active duty in the military, the Company’s operations in Israel may be materially adversely affected.

Escalations of hostilities have disruptive effects on Israel’s economy, and any international economic sanctions against Israel could further harm Israel’s economy. These economic developments could have an adverse effect on the Company’s Israel Pharmaceutical and Diagnostic Products business.

Furthermore, certain parties with whom the Company does business may decline to travel to Israel, which would force the Company to make alternative arrangements where necessary. The United States Department of State has at times issued an advisory regarding travel to various sections of Israel. As a result of the State Department’s advisories, the FDA has at various times curtailed or prohibited its inspectors from traveling to Israel to inspect the facilities of Israeli companies, and should this occur with respect to the Company’s Israeli facilities, the FDA could withhold approval for new products intended to be produced at those facilities.

Although it has not yet occurred, the political and security situation in Israel may result in certain parties with whom the Company has contracts claiming that they are not obligated to perform their commitments pursuant to force majeure provisions of those contracts.

The Company could experience disruption of its manufacturing and research and development facilities due to terrorist acts or military actions. If terrorist acts or military actions were to result in substantial damage to the Company’s facilities, business activities would be disrupted since, with respect to most products, the Company would need to obtain prior FDA approval for a change in manufacturing site. The Company’s insurance may not adequately compensate it for losses that may occur and any losses or damages incurred by the Company could have a material adverse effect on its business.

Some neighboring countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. The Company is also precluded from marketing its products to certain of these countries due to U.S. and Israeli regulatory restrictions. Because an immaterial amount of the Company’s revenue is currently derived from sales to these countries, the Company believes that the boycott has not had a material adverse effect on its current operations. However, continuation or extension of the boycott or implementation of additional restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of the Company’s business.

The current global economic conditions may adversely impact the Company’s liquidity and financial condition.

The economies of the United States and the other countries in which the Company produces and markets its products continue to be affected by the economic conditions that began with the financial and credit liquidity crisis in late 2008. Although economic conditions have improved during fiscal 2011, fiscal 2012 and fiscal 2013, there continues to be significant uncertainty as to whether this improvement is sustainable. Furthermore, geopolitical issues, sovereign debt issues, and the depressed state of global real estate markets have contributed to increased market volatility. Continued market volatility could adversely affect the Company’s stock price, liquidity and overall financial condition.

The Company’s customers and suppliers may be adversely affected by a worsening of the current economic conditions. Although the Company actively reviews the credit worthiness of its customers and suppliers, the Company cannot fully predict to what extent its customers and suppliers may be negatively impacted and thus to what extent the Company’s operations would be affected.

The Company invests cash and cash equivalents primarily in demand deposits and other short-term instruments with maturities of three months or less at the date of purchase. Since the advent of the global financial crisis in the first calendar quarter of 2008, the Company has maintained a balance between objectives of safety of principal, liquidity and return by investing primarily in U.S., federal, state and local government obligations, direct obligations of local sovereign governments and in bank obligations of the Company’s credit banks meeting a minimum third-party credit rating standard. The value of the Company’s assets may be adversely affected by a worsening of the current economic conditions.

Although the Company’s lenders have made commitments to make funds available to the Company in a timely fashion, if the current economic conditions worsen (or new information becomes publicly available impacting these lenders’ credit ratings or capital ratios), the Company’s lenders may be unable or unwilling to lend money pursuant to the Company’s existing credit facilities. In addition, if the Company determines that it is appropriate or necessary to raise capital in the future, the cost of raising funds through the debt or equity markets may be more expensive or those markets may be unavailable. If the Company is unable to use its existing credit facilities or raise funds through debt or equity markets, the Company’s liquidity or ability to follow its key growth strategies could be materially and adversely affected.

Additionally, decreases in personal incomes may have caused consumers to look for and purchase lower priced products, such as generic store brand products manufactured by the Company, as an alternative to higher priced brand-name products. To the extent that this trend has occurred, the Company’s sales could be negatively affected if economic conditions improve and if consumers were enticed to go back to purchasing higher-priced brand-name products.

Although the Company only enters into business acquisitions and divestitures that it expects will result in benefits to the Company, the Company may not realize those benefits because of integration and other challenges, which could have a material adverse effect on the Company’s stock price or operating results.

As part of the Company’s strategy, it evaluates potential acquisitions in the ordinary course of business, some of which could be and have been material. Acquisitions involve a number of risks and present financial, managerial and operational challenges. Integration activities may place substantial demands on the Company’s management, operational resources and financial and internal control systems. Customer dissatisfaction or performance problems with an acquired business, technology, service or product could also have a material adverse effect on the Company’s reputation and business. The Company’s failure to successfully integrate acquisitions could have a negative effect on its operations. Integration risks and synergies associated with our acquisitions are likely to include, but are not limited to, sales force, sales channel or product portfolio rationalization; manufacturing, distribution and supply chain integration and purchasing savings; quality and regulatory process standardization; and information technology and administration shared service implementations. The dedication of management resources to such integration may detract attention from the Company’s day-to-day business, and there can be no assurance that there will not be substantial costs associated with the transaction process or other material adverse effects as a result of these integration efforts. In addition, a lack of performance of acquisitions could cause financial difficulties. During the second quarter of fiscal 2013, the Company acquired Sergeant’s and Cobrek Pharmaceuticals, Inc. and during the third quarter of fiscal 2013, the Company acquired Rosemont Pharmaceuticals Ltd. In addition, on April 1, 2013, subsequent to the Company’s third quarter of fiscal 2013, the Company completed the acquisition of 100% of the shares of privately-held Velcera.

The Company also evaluates the performance of all operating business units against a “return on invested capital” (“ROIC”) threshold. Underperforming assets typically have a specific period to improve performance before other strategic alternatives are considered. The Company’s inability to successfully divest or sell assets in a timely manner could have a negative effect on its operations. In addition, the process of divestitures could cause strains on the ongoing operations of the Company.

Third-party patents and other intellectual property rights may limit the Company’s ability to bring new products to market and may subject the Company to potential legal liability. The failure to bring new products to market in a timely manner without incurring legal liability could cause the Company to lose market share and its operating results may suffer.

The Company’s ability to bring new products to market is limited by certain patent, trademark and trade dress factors including, but not limited to, the existence of patents protecting brand products for all business segments and the regulatory exclusivity periods awarded on products. The cost and time to develop these prescription and switch products is significantly greater than the rest of the new products that the Company seeks to introduce. Moreover, the manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. The Company may have to defend against charges that it violated patents or proprietary rights of third parties. The Company’s defense against charges that it infringed third-party patents or proprietary rights could require the Company to incur substantial expense and to divert significant effort of its technical and management personnel. If the Company is found to have infringed on the rights of others, it could lose its right to develop or manufacture some products or could be required to pay monetary damages or royalties to license proprietary rights from third parties.

Although the parties to patent and intellectual property disputes in the pharmaceutical industry have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, the Company cannot be certain that the necessary licenses would be available to it on terms it believes to be acceptable. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling a number of its products.

At times, the Company may seek approval to market NDA or ANDA products before the expiration of patents for those products, based upon its belief that such patents are invalid, unenforceable or would not be infringed by its products. As a result, the Company may face significant patent litigation. Depending upon a complex analysis of a variety of legal and commercial factors, the Company may, in certain circumstances, elect to market a generic pharmaceutical product while litigation is pending, before any court decision or while an appeal of a lower court decision is pending. This is referred to in the pharmaceutical industry as an “at risk” launch. The risk involved in an “at risk” launch can be substantial because, if a patent holder ultimately prevails, the remedies available to the patent holder may include, among other things, damages measured by the profits lost by the holder, which are often significantly higher than the profits the Company makes from selling the generic version of the product. By electing to proceed in this manner, the Company could face substantial damages if a final court decision is adverse to the Company. In the case where a patent holder is able to prove that the Company’s infringement was “willful” or “exceptional”, the definition of which is subjective, the patent holder may be awarded up to three times the amount of its actual damages. At the end of the third quarter of fiscal 2012 and following a summary judgment ruling of non-infringement, the Company launched a generic version of Mucinex® tablets (600mg) from Reckitt Benckiser prior to the expiration of the relevant patents. At that time, this was an at risk launch. During the second quarter of fiscal 2013, the brand dismissed the appeal, and as a result, this is no longer an at risk launch.

The government programs in Israel in which the Company participates and the tax benefits the Company receives require the Company to meet several conditions and may be terminated or reduced in the future, which would increase the Company’s costs and tax expenses.

The Company has received grants for research and development from the Office of the Chief Scientist in Israel’s Ministry of Industry and Trade. To continue to be eligible for these grants, the Company’s development projects must be approved by the Chief Scientist on a case-by-case basis. If the Company’s development projects are not approved by the Chief Scientist, the Company will not receive grants to fund these projects, which would increase research and development costs. The receipt of such grants subjects the Company to certain restrictions and pre-approval requirements, which may be conditioned on additional royalty payments with rights to transfer intellectual property and/or production abroad. The Company also receives tax benefits, in particular exemptions and reductions, as a result of the approved enterprise status of certain existing operations in Israel. To be eligible for these tax benefits, the Company must maintain its approved enterprise status by meeting conditions, including making specified investments in fixed assets located in Israel and investing additional equity in itself and its Israeli subsidiaries and by meeting projections provided to the regulatory agencies. If the Company fails to meet these conditions in the future, the tax benefits would be canceled, and the Company could be required to refund the tax benefits already received. These tax benefits may not be continued in the future at their current levels or at any level. If such benefits are reduced or eliminated in the future, the Company’s results of operations will be adversely impacted.

In the third quarter of fiscal 2011, Israel enacted new tax legislation. This legislation reduced the effective tax rate for qualifying entities to 10% for 2011 and 2012, 7% for 2013 and 2014, and 6% thereafter. Two of the Company’s entities elected the new legislation for years beginning after fiscal 2011. Therefore, the above risk is only applicable for the Company for fiscal year 2011 as statutes remain open for this year.

A significant disruption at any of the Company’s main manufacturing facilities could materially and adversely affect the Company’s business, financial position and results of operations.

The Company’s U.S. operations are concentrated in Michigan, Minnesota, South Carolina, New York, Vermont, Ohio and Nebraska. Approximately 81% of the Company’s fiscal 2012 revenues are related to these manufacturing facilities. The Company has concentrated manufacturing facilities in Israel, which comprise approximately 12% of the Company’s fiscal 2012 revenues. A significant disruption resulting from, but not limited to, fire, tornado, storm, flood, cyber attacks, material supply, insufficient quality, or pandemic at any of the Company’s facilities could impair its ability to develop, produce and/or ship products on a timely basis, which could have a material adverse effect on the Company’s business, financial position and operating results.

The success of certain of the Company’s products depends on the effectiveness of its patents and other measures it takes to protect its intellectual property rights.

The Company’s success with certain of its products depends, in part, on its ability to protect and defend its intellectual property rights. If the Company fails to adequately protect its intellectual property, competitors may manufacture and market similar products. The Company has been issued patents covering certain of its products, and has filed, and expects to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the U.S. Any existing or future patents issued to or licensed by the

Company may not provide it with any significant competitive advantages for its products or may even be challenged, invalidated or circumvented by competitors. In addition, such patent rights may not prevent the Company’s competitors from developing, using or commercializing non-infringing products that are similar or functionally equivalent to its products.

The Company also relies on trade secrets, unpatented proprietary know-how and continuing technological innovation that it seeks to protect, in part by confidentiality agreements with licensees, suppliers, employees and consultants. If these agreements are breached, the Company may not have adequate remedies for any such breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, trade secrets and proprietary technology may otherwise become known or be independently developed by competitors or, if patents are not issued with respect to products arising from research, the Company may not be able to maintain the value of such intellectual property rights. The Company is also increasing its research and development efforts in countries where risks of improper disclosure of trade secrets and proprietary technology are higher than in the United States and Israel.

A substantial portion of the sources of raw materials and an increasing volume of sales of the Company are outside the United States. Additional legislation or regulation concerning importing/exporting may be enacted, which could have an adverse impact on the Company’s net sales of such products and resulting income.

The Company imports and exports products and raw materials from/to several jurisdictions around the world. This process involves Company subsidiaries and third parties operating in a number of jurisdictions with different customs and import/export regulations. The regulations are subject to change from time to time and the Company cannot predict the nature, scope or impact of these changes upon the Company’s operations. The Company is subject to periodic reviews and audits by U.S. and foreign authorities responsible for administering these regulations. To the extent that the Company is unable to successfully defend itself against an audit or review, the Company may be required to pay assessments, penalties and increased duties, which may, individually or in the aggregate, negatively impact the Company’s gross margins and operating results. Certain of the Company’s facilities operate in a special purpose subzone established by the U.S. Department of Commerce Foreign Trade Zone Board, which allows the Company certain tax advantages on products and raw materials shipped through these facilities. If the U.S. Department of Commerce Foreign Trade Zone Board were to revoke the subzone designation or limit its use by the Company, the Company could be subject to increased duties, which may negatively impact the Company’s gross margins and operating results.

Conducting business in international markets involves risks and uncertainties such as foreign exchange rate exposure and social, political and economic instability that could lead to increased prices for raw materials, reduced international sales and reduced profitability associated with such sales, which could reduce the Company’s net sales and income.

The Company sources certain key raw materials and finished products from foreign suppliers in countries that include, but are not limited to, Australia, Canada, China, Denmark, India and Mexico. The Company continues to increase its revenues outside the U.S. The Company’s primary markets for the sale of its products outside the U.S. are Canada, Germany, Israel, Mexico, the U.K., China and Australia. The Company may have difficulty in international markets due, for example, to regulatory barriers, the necessity of adapting to new regulatory systems and problems related to markets with different cultural bases and political systems and strict adherence to all anti-corruption laws including the United States Foreign Corrupt Practices Act. Violence and crime in Mexico could adversely affect the Company’s manufacturing activities and ability to recruit and retain employees there. Sales to customers outside the U.S. and foreign raw material purchases expose the Company to a number of risks, including unexpected changes in regulatory requirements, possible difficulties in enforcing agreements, longer payment cycles, longer shipping lead-times, inefficient port operations, exchange rate fluctuations, difficulties obtaining export or import licenses, the imposition of withholding or other taxes, economic or political instability, embargoes, military hostilities or exchange controls. Should any of these risks occur, they may have a material adverse impact on the operating results of the Company.

The Company is dependent on the services of certain key executive and scientific employees. The failure to attract and retain such employees may have a material adverse impact on the Company’s results of operations.

The Company’s future success will depend in large part upon its ability to attract and retain highly skilled employees. Key functions for the Company include executive managers, operational managers, research and development scientists, information technology specialists, financial and legal specialists, regulatory professionals, quality compliance specialists and sales/marketing personnel. Should the Company be unable to attract or retain key qualified employees, future operating results may be adversely impacted.

Changes in estimates regarding fair value of goodwill or intangible assets may result in an adverse impact on the Company’s results of operations.

The Company tests goodwill for impairment annually or more frequently if changes in circumstances or the occurrence of events suggest impairment exists. The test for impairment requires the Company to make several estimates about fair value, most of which are based on projected future cash flows. Changes in these estimates may result in the recognition of an impairment loss. The Company’s testing in the 2012 fiscal year resulted in no impairment charges related to goodwill and indefinite-lived intangible assets.

Other intangible assets consist of a portfolio of individual developed product technology/formulation and product rights, distribution and license agreements, customer relationships, non-compete agreements and trade names and trademarks. For intangible assets subject to amortization, an impairment analysis is performed whenever events or changes in circumstances indicate that the carrying amount of any individual asset may not be recoverable. An impairment loss is recognized if the carrying amount of the asset is not recoverable and its carrying amount exceeds its fair value. Any significant change in market conditions, estimates or judgments used to determine expected future cash flows that indicate a reduction in carrying value may give rise to impairment in the period that the change becomes known. See the notes to our annual and quarterly consolidated financial statements incorporated by reference herein for further information regarding impairment of intangible assets.

To protect itself against various potential liabilities, the Company maintains a variety of insurance programs. Significant increases in the cost or decreases in the availability of such insurance could adversely impact the Company’s financial condition.

The Company maintains insurance, including property, general and product liability, and directors’ and officers’ liability, to protect itself against potential loss exposures. To the extent that losses occur, there could be an adverse effect on the Company’s financial results depending on the nature of the loss and the level of insurance coverage maintained by the Company. The Company cannot predict whether deductible or retention amounts will increase or whether coverage will be reduced in the future. From time to time, the Company may reevaluate and change the types and levels of insurance coverage that it purchases.

The Company, like retailers and other distributors and manufacturers of products that are ingested, is exposed to product liability claims in the event that, among other things, the use of its products results in injury. There is no assurance that product liability insurance will continue to be available to the Company at an economically reasonable cost (or at all for certain products) or that the Company’s insurance will be adequate to cover liability that the Company incurs in connection with product liability claims. See the notes to our annual and quarterly consolidated financial statements incorporated by reference herein for more information relating to Legal Proceedings.

The Company’s business requires continuous capital investments and there can be no assurance that financial capital will always be available on favorable terms or at all. In some instances, the Company may determine to issue additional shares of capital stock in order to meet its capital needs, which would dilute existing shareholders’ ownership.

The Company maintains a broad product line to function as a primary supplier for its customers. Capital investments are driven by growth, technological advancements, cost improvement and the need for manufacturing flexibility. Estimation of future capital expenditures could vary materially due to the uncertainty of these factors. If the Company fails to stay current with the latest manufacturing, information and packaging technology, it may be unable to competitively support the launch of new product introductions.

The Company anticipates that cash, cash equivalents, cash flows from operations and borrowings available under its credit facilities will substantially fund working capital and capital expenditures. The Company has historically evaluated acquisition opportunities and anticipates that acquisition opportunities will continue to be identified and evaluated in the future. The historical growth of sales and profits has been positively influenced by acquisitions. There is no assurance that future sales and profits will, or will not, be impacted by acquisition activities. The Company’s current capital structure, results of operations and cash flow needs could be materially impacted by acquisitions.

The Company’s senior credit facilities, the agreements governing its senior notes and agreements governing its other indebtedness contain a number of restrictions and covenants that limit the Company’s ability to make distributions or other payments to its investors and creditors unless certain financial tests or other criteria are satisfied. The Company also must comply with certain specified financial ratios and tests. These restrictions could affect the Company’s ability to operate its business and may limit its ability to take advantage of potential business opportunities, such as acquisitions. If the Company does not comply with the covenants and restrictions contained in its senior credit facilities, agreements governing its senior notes and agreements governing its other indebtedness, the Company could be in default under those agreements, and the debt, together with accrued interest, could then be declared immediately due and payable. Any default under the Company’s senior credit facilities or agreements governing its senior notes or other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross-acceleration or cross-default provisions. If the Company’s indebtedness is accelerated, there can be no assurance that it would be able to repay or refinance its debt or obtain sufficient new financing.

The Company has various maturity dates associated with its credit facilities, senior notes and other debt facilities. There is no assurance that cash, future borrowings or equity financing will be available for the payment or refinancing of its indebtedness. Further, there is no assurance that future refinancing or renegotiation of the Company’s senior credit facilities, senior notes or other debt facilities, or additional agreements will not have materially different or more stringent terms.

If the Company decides to seek additional capital through the issuance of additional shares of common stock, existing shareholders’ ownership may be diluted.

The Company manufactures spot-on pesticides for the monthly control of fleas, ticks, or other external parasites in dogs and cats. These products are safe and effective when used in accordance with label directions; however, pesticide ingredients may cause harm to animals and humans if used improperly. Additional regulation may be enacted to mitigate improper uses of these ingredients, which could have an adverse impact on the Company’s sales of such products and resulting income.

In 2009, the U.S. Environmental Protection Agency (“EPA”) and Health Canada Pest Management Regulatory Authority (“PMRA”) became increasingly concerned about the large number of incident reports involving pet flea and tick treatments with spot-on products. Because of this concern, the EPA and PMRA communicated with the public and issued advisories to the public on April 16, 2009 warning pet owners that the use of spot-on flea and tick products were associated with incidents ranging from mild effects such as skin irritation to more serious effects such as seizures and, in some cases, the death of pets. Subsequently, on May 5, 2009, the EPA met with the registrants of U.S. registered spot-on products and informed each registrant of the need to perform a more detailed analysis of incident data for the year 2008.

A team of expert veterinarians and toxicologists from several divisions of the EPA Office of Pesticide Programs was assembled to evaluate the enhanced incident data. The findings of the analysis indicated that most incidents were classified as minor but all products had major incidents and deaths, the dose range may be too wide for some products, small breed dogs were affected the most and the label warnings against use of dog products on cats were not adequate. At the conclusion of the study, the EPA mandated additional label warnings for spot-on products and required registrants to continue to report quarterly to the EPA incident data for marketed spot-on products. The Company cannot predict whether further label restrictions may be required, or whether additional regulations may be passed, or to the extent of the adverse impact additional restrictions or regulations may have on the Company’s results of operations.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $591,510,000 after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes.

CAPITALIZATION

The following table presents our unaudited cash and cash equivalents, short term debt and capitalization as of March 30, 2013:

•	on an actual basis; and

•	on an as adjusted basis to reflect the issuance and sale of the notes and the receipt of the net proceeds thereof and payment of estimated offering expenses.

You should read this table in conjunction with the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended June 30, 2012 and Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 29, 2012, December 29, 2012 and March 30, 2013, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 30, 2013
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$300,827	$892,337

Short-term debt:
Foreign line of credit	$4,513	$4,513
Current portion of long-term debt	41,285	41,285

Total short-term debt	$45,798	$45,798

Long-term debt:
Term loans	$360,000	$360,000
Existing senior notes	965,000	965,000
Other	6,684	6,684
Notes offered hereby	—	600,000	(1)

Total long-term debt	1,331,684	1,931,684	(1)

Total shareholders’ equity	2,225,328	2,225,328

Total capitalization	$3,602,810	$4,202,810

(1)	Does not reflect offering discount on the notes offered hereby.

DESCRIPTION OF THE NOTES

Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities” and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. Perrigo Company, a Michigan corporation (the “Company”) will issue $600.0 million aggregate principal amount of 2.950% notes due May 15, 2023 (the “notes”) as a series of senior debt securities under an indenture entered into by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Base Indenture”), as supplemented by a supplemental indenture entered into by and between the Company and Wells Fargo Bank, National Association, as trustee (the “First Supplemental Indenture”). As used in this section, all references to the “Indenture” mean the Indenture as supplemented by the First Supplemental Indenture. The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the Indenture. Capitalized terms used in this “Description of the Notes” that are not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus or the Indenture. As used in this section “Description of the Notes” and in the accompanying prospectus under the caption “Description of Debt Securities,” any references to “the Company,” “us,” “we,” “our” or “Perrigo” are to Perrigo Company, excluding its subsidiaries.

General

The notes will:

•	be our general unsecured and unsubordinated obligations;

•	be effectively subordinated in right of payment to all existing and future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness;

•

be structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries, to the extent of the assets of such subsidiaries;

•	be equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of ours;

•	be senior in right of payment to all existing and future subordinated indebtedness of ours;

•	be initially limited to $600.0 million aggregate principal amount;

•	be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof;

•	mature on May 15, 2023; and

•	bear interest at the rate per annum shown on the front cover of this prospectus supplement.

The Indenture will not limit the aggregate principal amount of debt securities that we may issue thereunder. We may, from time to time, without notice to or the consent of the holders of the notes:

•

create and issue additional debt securities ranking equally and ratably with the notes in all respects (or in all respects except for the issue date, issue price, payment of interest accruing prior to the issue date of such additional debt securities or, if applicable, the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities will be consolidated and form a single series with the notes and will otherwise have the same terms as the notes; or

•	provide for the issuance of other debt securities under the Indenture in addition to the $600.0 million aggregate principal amount of the notes.

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the notes will accrue from the issue date of the notes and will be payable semi-annually on May 15 and November 15, beginning November 15, 2013, to the persons in whose names the notes are registered at the close of business on May 1 or November 1, as the case may be, next preceding such May 15 or November 15. If any interest payment date, redemption date or maturity date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be. A business day means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which the corporate trust offices of the Trustee or banks in the City of New York are authorized or required by law, regulation or executive order to close.

The notes are not entitled to any mandatory redemption or sinking fund payments.

Optional Redemption

The notes will be redeemable, at our option, in whole at any time or in part from time to time, from settlement until February 15, 2023 (three months prior to their maturity date) at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and

•

the sum of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of the payment of interest accrued as of the date of redemption), discounted to their present value as of the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, plus accrued and unpaid interest on the principal amount to be redeemed to, but excluding, the date of redemption.

In addition, we will have the right to redeem the notes on or after February 15, 2023 (three months prior to their maturity date) in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we are provided fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers who we appoint.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective successors and, at our option, additional Primary Treasury Dealers selected by us; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed (or, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If we choose to redeem less than all of the notes, the particular notes to be redeemed shall be selected by the trustee not more than 45 days prior to the redemption date. Subject to applicable DTC procedures or regulations, the trustee will select the notes to be redeemed by such method as the trustee shall deem appropriate.

Offer to Purchase Upon Change of Control Triggering Event

If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed (or, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) to holders of the notes and the trustee describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “change of control payment date”). The notice will, if mailed or sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

If a change of control offer is made, there can be no assurance that we will have available funds sufficient to make the change of control payment for all of the notes that may be tendered for repurchase. See “Risk Factors—Risks Related to the Notes—The Company may not have the ability to raise the funds necessary to finance the offer to repurchase the notes upon a change of control triggering event.”

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our (or our Affiliate Transferee’s) voting stock or other voting stock into which our (or our Affiliate Transferee’s) voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our (or our Affiliate Transferee’s) assets and the assets of our (or our Affiliate Transferee’s) subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture), other than us or one of our (or our Affiliate Transferee’s) subsidiaries; or (3) the first day on which a majority of the members of our (or our Affiliate Transferee’s) board of directors are not continuing directors. Notwithstanding the foregoing, a transaction referenced in clause (1) of this definition will not be deemed to be a change of control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. Notwithstanding the foregoing, a transaction referenced in clause (2) of this definition will not be deemed a change of control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company, (ii) the transferee of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, is also a direct or indirect wholly-owned subsidiary of such holding company (such transferee, our “Affiliate Transferee”), (iii) such holding company provides a full and unconditional guarantee of the notes and (iv)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing director” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

Under a Delaware Chancery Court interpretation of the foregoing definition of “continuing directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. It is unclear whether our board of directors, pursuant to Michigan law, is similarly capable of approving a slate of dissident director nominees while recommending and endorsing its own slate. If such an action is possible under Michigan law, the foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “change of control triggering event” that would trigger your right to require us to repurchase your notes as described above.

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.

“Rating agencies” means (1) each of Moody’s and S&P, and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of our intention to effect a change of control, provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor to its ratings agency business.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase that holder’s notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons may be uncertain.

Covenants

Limitations on Liens

The Indenture will provide that we will not and we will not permit any Restricted Subsidiary to create, incur, issue, assume or guarantee any Debt secured by a Lien upon or with respect to any Principal Property or on the capital stock of any Restricted Subsidiary unless:

•	we provide that the notes will be secured by such Lien equally and ratably with such other Debt; or

•	the aggregate amount of:

•	all of such secured Debt,

•

together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in “—Limitations on Sale and Lease-Back Transactions,”

does not exceed 15% of our Consolidated Net Tangible Assets.

This limitation will not apply to any Debt secured by:

•	any Lien existing on the date of the Indenture;

•	any Lien in our favor or in favor of any Restricted Subsidiary;

•

any Lien existing on any asset of any entity at the time such entity becomes a Restricted Subsidiary or at the time such entity is merged or consolidated with or into us or a Restricted Subsidiary, as long as such Lien does not attach to any of our or our Restricted Subsidiaries’ other assets;

•	any Lien on any asset which exists at the time of the acquisition of the asset;

•

any Lien on any asset or improvement to an asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement and the principal amount of the Debt secured by any such Lien, together with all other Debt secured by a Lien on such property, does not exceed the purchase price of such property or the cost of such improvement;

•	any Lien incurred in connection with pollution control, industrial revenue or any similar financing;

•

Liens imposed by law for taxes, fees, assessments or other governmental charges that are not delinquent or for which (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles or (b) the failure to make payment pending such contest could not reasonably be expected to result in a material adverse effect on the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole (such, a “Material Adverse Effect”);

•

any (i) minor survey exceptions, minor encumbrances, minor title defects or irregularities, easements, zoning restrictions, rights–of–way and similar encumbrances on real property imposed by law or arising in the ordinary course of business and (ii) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business, that in each case do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary;

•	any Liens, pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security and similar laws or regulations;

•	any Lien on any Debt of any joint ventures;

•	judgment Liens in respect of judgments for the payment of money aggregating to less than the greater of $50,000,000 and 2% of Consolidated Net Tangible Assets;

•

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, or property securing payment for services rendered in respect of such property, in each case that are imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or for which (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

•

any Liens or deposits incurred to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

•

statutory and contractual Liens in favor of landlords on real property leased by the Company or any Restricted Subsidiary, provided that the Company or such Restricted Subsidiary is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect; or

•

any extension, renewal, substitution or replacement of any of the Liens described under “—Limitations on Liens” if the principal amount of the Debt secured thereby is not increased and is not secured by any additional assets.

Limitations on Sale and Lease-Back Transactions

The Indenture will provide that neither we nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

•	we or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the property to be leased as described under “—Limitations on Liens”; or

•

within 180 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the greater of the net proceeds of the transaction and the fair market value of the property so leased to the retirement of Funded Debt, other than Funded Debt we were otherwise obligated to repay within such 180-day period, or to the acquisition of or investment in one or more Principal Properties.

Definitions

“Attributable Debt” means the present value, determined as set forth in the Indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

“Consolidated Net Tangible Assets” means the total amount of our assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding liabilities that are extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined, and excluding short term debt and the current portion of long term debt) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on our most recent consolidated balance sheet and determined on a consolidated basis in accordance with generally accepted accounting principles.

“Debt” of any Person means, without duplication, (a) any notes, bonds, debentures or similar evidences of indebtedness for money borrowed and (b) any guarantees thereof.

“Funded Debt” means all Debt which (i) has a final maturity, or a maturity renewable or extendable at the option of the issuer, more than one year after the date as of which Funded Debt is to be determined and (ii) ranks at least equally with the notes.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Principal Property” means, as of any date, any building structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing, research, warehousing, distribution or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Restricted Subsidiary, and in each case the gross book value of which as of such date exceeds

1.5% of our Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available, other than any such land, building, structure or other facility or portion thereof which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, considered as one enterprise.

“Restricted Subsidiary” means any subsidiary of ours which owns or leases a Principal Property.

“Sale and Lease-Back Transactions” means any arrangement with any person providing for the leasing by us or a Restricted Subsidiary of any Principal Property that we or such Restricted Subsidiaries have sold or transferred or are about to sell or transfer to such person. However, the definition does not include transactions between us and a Restricted Subsidiary.

Merger, Consolidation and Sale of Assets

The Indenture will provide that we may consolidate or merge with or into any other corporation, limited liability company, limited partnership or other legal entity and we may sell, lease or convey all or substantially all of our assets to a legal entity organized and existing under the laws of the United States, any country in the European Union, the United Kingdom, Canada, Israel, Switzerland or any U.S. state, provided that the surviving entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received such assets shall assume, pursuant to a supplemental indenture, all of our obligations under the Indenture and the notes. In addition, in the event the surviving entity is incorporated or organized under the laws of or is otherwise a tax resident of a jurisdiction other than the United States (such jurisdiction, a “Relevant Taxing Jurisdiction” and such transaction, a “Foreign Merger Transaction”), the Indenture will provide that, if the surviving entity is required by law to withhold or deduct any present or future tax, duty or similar charge (collectively “Taxes”) imposed by a Relevant Taxing Jurisdiction on any payments made by the surviving entity under or with respect to the notes, subject to a number of significant exceptions and limitations set forth in the Indenture, the surviving entity will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the holders and beneficial owners of the notes, after such withholding or deduction of such Taxes, will not be less than the amounts which would have been received by the holders and beneficial owners of the notes in respect of such payments in the absence of such withholding or deduction of such Taxes.

A Foreign Merger Transaction could result in payments in respect of the surviving entity’s obligations under the Indenture and the notes being subject to additional taxes, including additional withholding taxes. As described above, the surviving entity may be obligated to pay Additional Amounts with respect to additional withholding taxes. However, the surviving entity’s obligation to pay such Additional Amounts will be subject to a number of significant exceptions and limitations set forth in the Indenture that may apply to a holder or beneficial owner of the notes. If such an exception or limitation applies, a holder or beneficial owner may be subject to additional taxes, including withholding taxes, without receiving any Additional Amounts. In light of these exceptions and limitations on the surviving entity’s obligation to pay Additional Amounts set forth in the Indenture, potential investors should not place undue reliance on the applicability of the obligation to pay Additional Amounts.

In addition, as further described in the Indenture, if a Foreign Merger Transaction occurs and, as a result of certain subsequent changes in law affecting withholding taxes in a Relevant Taxing Jurisdiction, the surviving entity becomes obligated to pay any Additional Amounts, the surviving entity may redeem the notes, in whole but not in part, at the surviving entity’s option at any time at 100% of their principal amount plus any accrued and unpaid interest to but excluding the redemption date and all additional amounts then due.

Potential investors should consult their own tax advisors regarding the potential tax consequences of a Foreign Merger Transaction before purchasing the notes.

Events of Default, Waiver and Notice

An event of default with respect to the notes will be defined in the Indenture as being:

1.	default in payment of any interest on or any additional amounts payable in respect of the notes which remains uncured for a period of 30 days;

2.	default in payment of principal (and premium, if any) on the notes when due either at maturity, upon redemption, by declaration or otherwise;

3.	default in the payment of the purchase price of any notes we are required to purchase as described under “Offer to Purchase Upon Change of Control Triggering Event”;

4.	our default in the performance or breach of any other covenant or warranty in respect of the notes in the Indenture which shall not have been remedied for a period of 90 days after notice;

5.	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company (or the payment of which is guaranteed by the Company), whether such indebtedness or guarantee now exists or is created after the issue date of the notes, if that default: (a) is caused by a failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) of such indebtedness (a “Payment Default”); or (b) results in the acceleration of such indebtedness prior to its scheduled maturity, and, in each case, the amount of any such indebtedness, together with the amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to an amount equal to or greater than the greater of $50 million or 2% of Consolidated Net Tangible Assets; provided, however, that, if the default under the mortgage, indenture or instrument is cured by the Company, or waived by the holders of the indebtedness, in each case as permitted by the governing mortgage, indenture or instrument, then the event of default caused by such default will be deemed likewise to be cured or waived; and

6.	the taking of certain actions by us or a court relating to our bankruptcy, insolvency or reorganization.

The Indenture will require the trustee to give the holders of the notes notice of a default known to it within 90 days unless the default is cured or waived. However, the Indenture will provide that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except in payment of principal of, or interest on, the notes) if the trustee in good faith determines that it is in the interest of the holders of the notes to do so.

The Indenture will also provide that if an event of default (other than an event of default specified in clause (6) above) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding notes then may declare the principal amount of all the notes and interest accrued thereon, to be due and payable immediately.

Upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the notes) by the holders of a majority in principal amount of the outstanding notes.

If an event of default under the Indenture specified in clause (6) above shall have occurred and is continuing, then the principal amount of all the outstanding notes will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes provided that such direction shall not be in conflict with any rule of law or the Indenture, shall not involve the trustee in any personal liability, and shall not be unduly prejudicial to the holders not taking part in such direction. If an event of default occurs and is continuing, then the trustee may in its discretion (and subject to the rights of the holders to direct remedies as described above) bring such judicial proceedings as the trustee shall deem necessary to protect and enforce the rights of the holders of the notes under the Indenture.

The Indenture will provide that no holder of the notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or trustee for any other remedy thereunder unless:

•	that holder has previously given the trustee written notice of a continuing event of default;

•

the holders of not less than 25% in principal amount of the outstanding notes have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee security or indemnity satisfactory to the trustee against costs, expenses and liabilities incurred in complying with such request; and

•

for 60 days after receipt of such notice, request and offer of security or indemnity, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. We will be required to furnish to the trustee under the Indenture annually a statement as to performance or fulfillment of our obligations under the Indenture and as to any default in such performance or fulfillment.

Modification, Amendment and Waiver

Together with the trustee, we may, when authorized by our board of directors, modify the Indenture without the consent of the holders of the notes for limited purposes, including, but not limited to, adding to our covenants or events of default, curing ambiguities or correcting any defective provisions.

Except as described in the prior sentence, the Indenture will provide that we and the trustee may modify and amend the Indenture with the consent of the holders of a majority in principal amount of the outstanding notes affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding note affected by the modification or amendment:

•	change the stated maturity of the principal of, or any installment of interest on or any additional amounts payable with respect to, the notes or change the redemption price;

•	reduce the principal amount of, or interest on, the notes or reduce the amount of principal which could be declared due and payable prior to the stated maturity;

•	impair the right to enforce any payment on or after the stated maturity or redemption date;

•	change the place or currency of any payment of principal or interest on the notes;

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required to modify or amend the Indenture;

•	reduce the percentage of outstanding notes necessary to waive any past default to less than a majority;

•

modify the provisions in the Indenture relating to adding provisions or changing or eliminating provisions of the Indenture or modifying rights of holders of notes to waive defaults under the Indenture; or

•	adversely affect the right to repayment of the notes at the option of the holders.

Except with respect to certain fundamental provisions, the holders of at least a majority in principal amount of outstanding notes may waive past defaults under the Indenture.

Satisfaction and Discharge

We may be discharged from our obligations under the Indenture when all of the notes not previously delivered to the trustee for cancellation have either matured or will mature or be redeemed within one year and we deposit with the trustee enough cash or U.S. government obligations to pay all the principal, interest and any premium due to the stated maturity date or redemption date of such notes. Such discharge is subject to terms contained in the Indenture.

Defeasance

The term defeasance means the discharge of some or all of our obligations under the Indenture. If we deposit with the trustee funds or U.S. government securities, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent accountants, to make payments on the notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the notes (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants under the Indenture, and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease the notes, the holders of the notes will not be entitled to the benefits of the Indenture, except for our obligation to register the transfer or exchange of the notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive. We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law; Jury Trial Waiver

The Indenture will be governed by, and construed in accordance with, the laws of the State of New York. The Indenture provides that the Company, the Trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or any transaction contemplated thereby.

Trustee

Wells Fargo Bank, National Association, will serve as trustee, paying agent, and security registrar under the Indenture.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Book-Entry, Delivery and Form

The certificates representing the notes will be issued in the form of one or more fully registered global notes without coupons (the “Global Note”) and will be deposited with, or with the trustee as custodian on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as the nominee of DTC.

Investors may elect to hold their interests in the Global Note through any of DTC, Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing houses or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity, or earlier redemption or repayment, or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Notices

Any notices required to be given to the holders of the notes will be given to DTC.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes certain United States federal income tax consequences and, in the case of a non-U.S. Holder (as defined below), certain United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. This summary applies to you only if you are a beneficial owner of a note that holds the note as a capital asset (generally, investment property), and you acquire the note for cash in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for money to investors, other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). In addition, this summary does not address special United States federal income or estate tax rules that may be applicable to certain categories of beneficial owners of the notes, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States Holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, foreign personal holding companies, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire the notes for a price other than their issue price.

If you are an entity or arrangement classified as a partnership for United States federal tax purposes considering purchasing the notes, or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. You should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes.

This summary is based on United States federal income and estate tax law, including the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. We cannot assure you that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS or opinion of counsel with respect to the tax consequences of the purchase, ownership or other disposition of the notes. In addition, this summary does not discuss any United States federal tax consequences other than United States federal income tax consequences (and, in the case of non-U.S. Holders, United States federal estate tax consequences), such as United States federal gift tax consequences, or any United States state or local income or non-United States income or other tax consequences. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and non-United States income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States Holders

The following summary applies to you only if you are a United States Holder (as defined below). A “United States Holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	an individual who is citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•

a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Payments of Stated Interest

Stated interest on your notes will be included in your gross income and taxed as ordinary interest income at the time such interest is accrued or received in accordance with your method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of Notes

Upon the sale, redemption, retirement, exchange or other taxable disposition of the notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•

the amount realized on the disposition (less any amount attributable to accrued but unpaid stated interest, which will be taxable as ordinary interest income, to the extent not previously included in your gross income, in the manner described above under “—Payments of Stated Interest”); and

•	your tax basis in the notes, which generally will be their cost.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States Holder, under current law your long-term capital gain generally will be subject to a preferential rate of United States federal income tax.

Information Reporting and Backup Withholding

In general, information reporting requirements apply to payments to a non-corporate United States Holder of stated interest on the notes and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes.

In general, “backup withholding” may apply:

•	to any payments made to you of stated interest on your notes, and

•	to payment of the proceeds of a sale or other disposition (including a redemption or retirement) of your notes,

if you are a non-corporate United States Holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and may be credited against your United States federal income tax liability (which may result in your being entitled to a refund of United States federal income tax), provided that correct information is timely provided to the IRS.

Medicare Tax

A United States Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the United States Holder’s “net investment income” for a taxable year or (ii) the excess of the United States Holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include interest paid with respect to a note and net gain attributable to the disposition of a note (in each case, unless such note is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such income or net gain.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note and you are neither a United States Holder (as defined above) nor an entity or arrangement classified as a partnership for United States federal tax purposes (a “non-U.S. Holder”).

United States Federal Withholding Tax

Subject to the discussion below regarding backup withholding, United States federal withholding tax will not apply to payments of principal of and stated interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of stated interest:

•

you do not, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•

you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such stated interest is not effectively connected with your conduct of a trade or business within the United States; and

•

you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a “United States person” within the meaning of the Internal Revenue Code, and providing your name and address to:

(A)	us or our paying agent; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the foregoing certification requirement. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of stated interest made to you will be subject to 30% United States federal withholding tax unless you provide the applicable withholding agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business within the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

Any gain recognized upon a sale, exchange, retirement, redemption or other taxable deposition of a note (other than any amount representing accrued but unpaid stated interest, which is treated as described immediately above) generally will not be subject to United States federal withholding tax.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax discussed above, and subject to the discussion below regarding backup withholding, you generally will not have to pay United States federal income tax on payments of principal of and stated interest on your notes, or on any gain realized from (or accrued stated interest treated as received in connection with) the sale, exchange, redemption, retirement or other taxable disposition of your notes unless:

•

in the case of stated interest payments or disposition proceeds representing accrued stated interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses (provided that you have timely filed United States federal income tax returns with respect to such losses), generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•

any stated interest or gain is effectively connected with your conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business within the United States, and stated interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the stated interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States Holder (although the stated interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide to the applicable withholding agent a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a non-U.S. Holder that is a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty.

Backup Withholding and Information Reporting

Backup withholding and certain information reporting will not apply to payments made on the notes to you if you have provided to the applicable withholding agent the required certification that you are not a “United States person” within the meaning of the Internal Revenue Code as described in “—United States Federal Withholding Tax” above, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person. However, the applicable withholding agent may be required to report to the IRS and to you payments of stated interest on the notes and the amount of United States federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such stated interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the sale, exchange, retirement, redemption or other disposition of your notes may be subject, in certain circumstances discussed below, to information reporting and backup withholding. If you sell your notes outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-United States office of a broker that is a “United States person” (as defined in the Internal Revenue Code) or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payment of the proceeds from a sale of your notes to or through a United States office of a broker, the payment is subject to both United States backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are not a United States person or you otherwise establish an exemption, provided that the broker does not have actual knowledge, or reason to know, that you are a United States person or that the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of the backup withholding rules in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely provided to the IRS.

United States Federal Estate Tax

Unless otherwise provided in an applicable estate tax or other treaty, if you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

•

you actually or constructively own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	stated interest on your notes is effectively connected with your conduct of a trade or business within the United States.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a United States federal withholding tax of 30% on interest on debt obligations that produce U.S. source income, and the gross proceeds from the sale or other disposition of such debt obligations, paid to non-U.S. financial institutions and certain other non-U.S. entities that fail to comply with certain certification and information reporting requirements. The obligation to withhold tax under FATCA applies to interest paid on or after January 1, 2014 and to gross proceeds paid on or after January 1, 2017. However, the obligation to withhold tax under FATCA does not apply to a debt obligation issued before January 1, 2014 unless the debt obligation is significantly modified and deemed reissued for United States federal income tax purposes on or after January 1, 2014.

Accordingly, withholding under FATCA will not apply to payments on the notes, or the gross proceeds from the sale or other disposition of the notes, unless the notes are so significantly modified and deemed reissued on or after January 1, 2014. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of the FATCA provisions on their investment in the notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes set forth opposite their names below:

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. LLC	$200,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$139,500,000
Wells Fargo Securities, LLC	$139,500,000
J.P. Morgan Securities LLC	$34,500,000
HSBC Securities (USA) Inc.	$27,000,000
Fifth Third Securities, Inc.	$12,000,000
Hapoalim Securities USA, Inc.	$12,000,000
PNC Capital Markets LLC	$12,000,000
RBS Securities Inc.	$12,000,000
U.S. Bancorp Investments, Inc.	$9,000,000
Comerica Securities, Inc.	$2,250,000

Total	$600,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.400% of the principal amount of the notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed 0.200% of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Paid by Us
Per note	0.650%

Total	$3,900,000

Expenses associated with this offering to be paid by us, other than the underwriting discount, are estimated to be approximately $1,500,000.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, corporate trust, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. Certain affiliates of the underwriters are lenders under the Company’s credit facility. Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, an underwriter for this offering, is acting as corporate trustee for the notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Settlement

We expect that delivery of the notes will be made to investors on or about May 16, 2013, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of the notes may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of the notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by O’Melveny & Myers LLP, New York, New York. Warner Norcross & Judd LLP will pass upon certain matters of Michigan law.

EXPERTS

The consolidated financial statements of Perrigo Company appearing in Perrigo’s Annual Report (Form 10-K) for the year ended June 30, 2012 (including the schedule appearing therein), and the effectiveness of Perrigo’s internal control over financial reporting as of June 30, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Perrigo Company

Debt Securities

Perrigo Company may from time to time issue debt securities described in this prospectus in one or more offerings. The accompanying prospectus supplement will specify the terms of the debt securities. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement before you make your investment decision.

Perrigo Company may sell these debt securities to or through underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis, or through any other means described in this prospectus under “Plan of Distribution” and in supplements to this prospectus in connection with a particular offering of debt securities.

This prospectus describes some of the general terms that may apply to the debt securities and the general manner in which they may be offered. The specific terms of the debt securities and the specific manner in which they may be offered, including the names of any underwriters or agents, will be described in a supplement to this prospectus.

Investing in our debt securities involves risks. You should carefully consider all of the information set forth in this prospectus. In addition, you should carefully consider the risk factors on page 2 of this prospectus and in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in any of our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. No limit exists on the aggregate amount of securities we may sell pursuant to the registration statement.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the debt securities offered. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement to this prospectus, any documents that we incorporate by reference in this prospectus and any prospectus supplement and the additional information described below under “Where You Can Find More Information” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless otherwise indicated or unless the context otherwise requires, “Perrigo,” “we,” “us,” “our” and similar terms refer to Perrigo Company, a Michigan corporation, and its consolidated subsidiaries.

PERRIGO COMPANY

Perrigo Company, established in 1887, is a leading global provider of quality, affordable healthcare products. We develop, manufacture and distribute over-the-counter (“OTC”) and generic prescription (“Rx”) pharmaceuticals, nutritional products and active pharmaceutical ingredients (“API”). We are the world’s largest manufacturer of OTC pharmaceutical products for the store brand market. Our mission is to offer uncompromised “quality, affordable healthcare products,” and we do so across a wide variety of product categories primarily in the United States (“U.S.”), United Kingdom (“U.K.”), Mexico, Israel and Australia, as well as certain other markets throughout the world, including Canada, China and Latin America.

We have four reportable segments, aligned primarily by type of product: Consumer Healthcare, Nutritionals, Rx Pharmaceuticals and API. In addition, we have an Other category that consists of the Israel Pharmaceutical and Diagnostic Products operating segment, which does not individually meet the quantitative thresholds required to be a separately reportable segment.

In addition to general management and strategic leadership, each business segment has its own sales and marketing teams focused on servicing the specific requirements of its customer base. Each of these business segments share Research & Development, Supply Chain, Information Technology, Finance, Human Resources, Legal and Quality services, all of which are directed out of the Company’s headquarters in Allegan, Michigan.

We are incorporated in the State of Michigan and maintain our principal offices at 515 Eastern Avenue, Allegan, Michigan, 49010. Our telephone number is (296) 673-8451. Our website is located at www.perrigo.com. Information available on, or accessible through, our website is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

RISK FACTORS

Before deciding to invest in our securities, you should carefully consider the risk factors and forward-looking statements described in Item 1A of our most recent Annual Report on Form 10-K for the year ended June 30, 2012 and Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 29, 2012, December 29, 2012 and March 30, 2013 (each of which is incorporated by reference herein). In addition, you should carefully consider information in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in any of our debt securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein and oral statements made from time to time by us may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. One should carefully evaluate such forward-looking statements in light of factors, including risk factors, described under “Risk Factors” above and in the documents incorporated herein by reference in which we discuss in more detail various important factors that could cause actual results to differ from expected or historic results. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this prospectus are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated are as follows:

Nine Months Ended March 30,	Fiscal Years
2013	2012	2011	2010	2009	2008
8.8	8.1	9.8	9.7	6.7	8.5

For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations before income taxes plus fixed charges, and (2) fixed charges consist of interest expense on indebtedness, amortization of deferred financing fees and an interest component related to rent expense.

SELECTED FINANCIAL DATA

On July 1, 2012, we adopted new guidance regarding comprehensive income, which was applied retrospectively, that provides companies with the option to present the components of net income, the components of other comprehensive income and the total of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The objective of the standard is to increase the prominence of items reported in other comprehensive income and to facilitate convergence of accounting principles generally accepted in the United States and International Financial Reporting Standards. The standard eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this guidance do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified in net income. We adopted the two-statement approach in the first quarter of fiscal 2013.

The table below presents selected historical consolidated statements of comprehensive income (loss) data. We have derived our statements of comprehensive income (loss) data for the fiscal years ended June 30, 2012, June 25, 2011 and June 26, 2010 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and incorporated by reference in this prospectus. The following selected financial information revises historical information to illustrate the presentation required by the new guidance regarding comprehensive income for each of the periods presented.

PERRIGO COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

(unaudited)

	Fiscal Year
	2012	2011	2010
Net income	$401,613	$339,197	$223,799
Other comprehensive income (loss):
Change in fair value of derivative financial instruments, net of tax	(9,406)	(790)	1,668
Foreign currency translation adjustments	(76,656)	81,691	(2,362)
Change in fair value of investment securities, net of tax	(1,033)	3,110	(568)
Post-retirement liability adjustments, net of tax	(551)	(161)	(432)

Other comprehensive income (loss), net of tax	(87,646)	83,850	(1,694)

Comprehensive income	$313,967	$423,047	$222,105

USE OF PROCEEDS

We will specify the use of net proceeds from the sale of our debt securities that we may offer from time to time pursuant to this prospectus in the applicable prospectus supplement relating to a particular offering.

DESCRIPTION OF DEBT SECURITIES

We may issue from time to time, in one or more offerings, debt securities.

We will set forth in the applicable prospectus supplement a description of debt securities, which may be offered under this prospectus. The terms of the offering of debt securities, the initial issue price and the net proceeds to us will be contained in the prospectus supplement and other offering material relating to such offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our debt securities.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Street Name and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of debt securities. Holding in that way is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you intend to hold debt securities in street name, you should check with the institution through which you will hold your debt securities to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, i.e., those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because we issued the debt securities in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities only, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution or clearing system, or their nominee, that we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depository. The Depository Trust Company, New York, New York, known as DTC, may be a depository for one or more series of debt securities. For information regarding DTC, see “—Considerations Relating to DTC”.

Any person wishing to own a debt security included in a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depository. The prospectus supplement indicates whether we will issue your debt securities only in the form of global securities.

Special Investor Considerations for Global Securities. The account rules of your financial institution and the rules of the depository, as well as general laws relating to securities transfers, will govern your rights as an indirect holder of a global security. We will not recognize you as a registered holder of debt securities and instead will deal only with the depository that holds the global security.

You should be aware that if debt securities are issued only in the form of global securities:

•	You cannot have debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “—Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities as direct holders.

•

The depository’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security, and those policies may change from time to time. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depository in any way.

•

Financial institutions that participate in the depositary’s book-entry system and through which investors hold their interests in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

•	The depository will require that you purchase or sell interests in a global security within its system using same-day funds for settlement.

Special Situations When a Global Security will be Terminated. In a few special situations described below, the trustee will terminate the global security and will exchange interests in it for separate certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in the debt securities transferred to your own name, so that you will be a direct holder. We previously described the rights of street name investors and direct holders in the debt securities in the subsections entitled “—Street Name and Other Indirect Holders” and “—Direct Holders”.

The special situations for termination of a global security are:

•	When the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository,

•	When we notify the trustee that we wish to terminate the global security, or

•	When an event of default on the debt securities has occurred and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular debt securities of the series covered by the prospectus supplement. When a global security terminates, the depository, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Considerations Relating to DTC. DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Commission.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of the notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the DTC participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the trustee, after we deposit funds with the trustee for that purpose, to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the trustee, and disbursements of such payment to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell debt securities covered by this prospectus in any of the following ways (or in any combination):

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate for them to offer and sell to the public;

•	to or through dealers or agents; and

•	directly to investors.

The debt securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may sell debt securities from time to time to one or more underwriters, who would purchase the securities as principal on a firm-commitment basis for resale to the public. If we sell debt securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agents. Underwriters may resell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

We may solicit offers to purchase debt securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase debt securities from the public on our behalf. If required, the prospectus supplement relating to any particular offering of debt securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those debt securities to the public.

Any underwriter or agent involved in the offer and sale of any debt securities will be named in the prospectus supplement.

Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

Each series of debt securities will be a new issue, and there will be no established trading market for any debt security prior to its original issue date. We may, but are not required to, list a particular series of debt securities on a securities exchange or arrange for admission of a particular series of debt securities on an automated quotation system. Any underwriters to whom we sell debt securities for public offering may make a market in those debt securities. However, no such underwriter that makes a market will be obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the debt securities.

Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the debt securities will be required to be paid in immediately available funds in New York City.

In connection with an offering, the underwriters may purchase and sell debt securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of debt securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debt securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased debt securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debt securities. As a result, the price of the debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the debt securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses and for which they will receive customary compensation.

VALIDITY OF DEBT SECURITIES

Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will pass upon the validity of any debt securities sold under this prospectus. Fried, Frank, Harris, Shriver & Jacobson LLP will rely upon Warner Norcross & Judd LLP regarding matters of Michigan law. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Perrigo Company appearing in Perrigo’s Annual Report (Form 10-K) for the year ended June 30, 2012 (including the schedule appearing therein), and the effectiveness of Perrigo’s internal control over financial reporting as of June 30, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any materials filed with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. The public can obtain any documents that we file electronically with the Commission at the Commission’s Internet website, www.sec.gov, or at the office of the NASDAQ Global Select Market, on which our common stock is listed. For further information on obtaining copies of our public filings at the NASDAQ Global Select Market, you should call (212) 656-5060 or visit the NASDAQ Global Select Market website, www.nasdaq.com. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address: Attention: Secretary, Perrigo Company, 515 Eastern Avenue, Allegan, Michigan 49010, (269) 673-8451; or at our Internet website.

We have filed with the Commission a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document filed or incorporated by reference as an exhibit to our registration statement, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference into the registration statement by the filing of a Current Report on Form 8-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s Internet website as listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission (File No. 000-19725) pursuant to the Exchange Act are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended September 29, 2012, December 29, 2012 and March 30, 2013; and

•	Current Reports on Form 8-K filed on November 7, 2012 (except for the information furnished pursuant to Item 2.02 and the furnished exhibit relating to that information) and November 21, 2012.

Also, all documents filed by us with the Commission under File No. 000-19725 pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 under Form 8-K) after the date of this prospectus and prior to termination of the offering to which this prospectus relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, copies of any document incorporated by reference into this prospectus, excluding exhibits, other than those that are specifically incorporated by reference in this prospectus. You can obtain a copy of any document incorporated by reference by writing or calling us at our principal executive offices as follows:

Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49010 USA

(269) 673-8451

Attention: Secretary

Information on our website is not part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

Perrigo Company

$600,000,000 2.950% NOTES DUE MAY 15, 2023

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley

BofA Merrill Lynch

Wells Fargo Securities

J.P. Morgan

Senior Co-Manager

HSBC

Co-Managers

Fifth Third Securities, Inc.

Hapoalim Securities

PNC Capital Markets LLC

RBS

US Bancorp

Comerica Securities

May 9, 2013